Exhibit 10.4

TRADE SECRET VERSION

REDACTED

CONTRACT FOR THE

PURCHASE OF FIRM CAPACITY AND ENERGY

BETWEEN

GEORGIA POWER COMPANY

AND

DUKE ENERGY SOUTHEAST MARKETING, LLC

JUNE 3, 2002

i

ARTICLE 10	COMMERCIAL OPERATION AND ANNUAL PERFORMANCE TESTING	39
10.1	Commercial Operation Test	39
10.2	Capacity Examination	39
10.3	Disputes Concerning Capacity Tests	40

ARTICLE 11	OPERATION AND MAINTENANCE	40
11.1	Operation and Maintenance	40
11.2	Maintenance Scheduling	41
11.3	Access to the Site and the Facility	44
11.4	Availability of Records	44
11.5	Disclaimer	45
11.6	Operating Committee	45
11.7	Equipment Failures	46

ARTICLE 12	FUEL SUPPLY	47
12.1	Primary Fuel Supply Plan	47
12.2	Natural Gas Transportation Capacity	48
12.3	Energy Price	49
12.4	Intraday Gas	49
12.5	Alternative Fuel Supply Arrangements	50

ARTICLE 13	ENERGY SCHEDULING AND TRANSMISSION	53
13.1	Coordination and Scheduling	53
13.2	Effect of System Emergencies	56
13.3	Effect of Certain Transmission Constraints	56

ARTICLE 14	INSURANCE	60
14.1	Insurance Required	60
14.2	Certificates of Insurance-Seller	61
14.3	Certificates of Insurance-Buyer	61

ARTICLE 15	IDEMNIFICATION	62
15.1	Scope of Indemnity	62
15.2	Notice of Proceedings	62

ARTICLE 16	FORCE MAJEURE	63
16.1	Definition of Force Majeure Event	63
16.2	No Breach or Liability	64
16.3	Capacity and Energy Payments	65
16.4	Mitigation	65
16.5	Suspension of Performance	66
16.6	Extended Force Majeure Events	66

ARTICLE 17	DEFAULT AND REMEDIES	68
17.1	Default by Seller	68
17.2	Default by Buyer	71
17.3	Remedies	73

17.4	Rights of Specific Performance	76
17.5	Limitation of Remedies, Liability and Damages	77
17.6	Duty to Mitigate	78

ARTICLE 18	CHANGE OF LAW	78
18.1	Change of Law	78
18.2	NOX Emissions	81
18.3	No Dedication	81

ARTICLE 19	ASSIGNMENT AND TRANSFERS OF INTERESTS	82
19.1	Assignment and Assumption of Obligations	82
19.2	Relationship Between Seller and Duke Capital Corporation	82
19.3	Restrictions on Transfer of Facility	82
19.4	General Requirements	83

ARTICLE 20	DISPUTE RESOLUTION	84
20.1	Notice	84
20.2	Dispute Resolution, Arbitration	84

ARTICLE 21	MISCELLANEOUS PROVISIONS	88
21.1	Amendments	88
21.2	Binding Effects	88
21.3	Counterparts	88
21.4	Notices	88
21.5	Entire Agreement	89
21.6	Governing Law	90
21.7	Waiver	90
21.8	Headings	90
21.9	Third Parties	90
21.10	Agency	90
21.11	Severability	91
21.12	Negotiated Agreement	91
21.13	Confidentiality	91

APPENDICES

APPENDIX A	CAPACITY PAYMENT CALCULATION

APPENDIX B	ENERGY PAYMENT CALCULATION

APPENDIX C	TECHINCAL LIMITS AND SCHEDULE PROCEDURES

APPENDIX D	PERFORMANCE TESTING PROCEDURES

APPENDIX E	INSURANCE REQUIREMENTS

APPENDIX F	THE SITE

APPENDIX G	REQUIRED LETTER OF CREDIT PROVISIONS

APPENDIX H	FORM OF GUARANTY

CONTRACT FOR THE PURCHASE
OF FIRM CAPACITY AND ENERGY

THIS POWER PURCHASE AGREEMENT (“Agreement”), dated as of June 3, 2002, is between Georgia Power Company, a corporation organized and existing under the laws of the State of Georgia, having its principal place of business in Atlanta, Georgia (“Buyer”), and Duke Energy Southeast Marketing, LLC, a limited liability company organized and existing under the laws of the State of Delaware, having its principal place of business in Houston, Texas (“Seller”).

WITNESSETH:

WHEREAS, Buyer is engaged in the distribution and sale of electricity for heat, light and power to the public in the State of Georgia;

WHEREAS, Duke Energy Murray, LLC (“DEMu”) intends to own and operate an electric power plant, generating electricity with natural gas, located in Murray County, Georgia (more fully defined in Section 1.1 as the “Facility”);

WHEREAS, Seller and DEMu have entered into a Capacity and Energy Sales Agreement entitling Seller to dispose of the entire electrical output of the Facility; and

WHEREAS, Buyer has agreed to purchase from Seller, and Seller has agreed to sell to Buyer, capacity and associated energy from the Facility, all in accordance with the provisions of this Agreement.

NOW, THEREFORE, for and in consideration of the premises, the mutual promises and agreements set forth herein and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, Buyer and Seller, each intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

1.1                    Certain Definitions

In addition to the initially capitalized terms and phrases defined in the preamble of this Agreement, the following initially capitalized terms and phrases as and when used in this Agreement shall have the respective meanings set forth below:

1.1.1            “AAA”- has the meaning assigned in Section 20.2.2.2.1.

1.1.2            “Adjustment Period” -has the meaning assigned in Section 9.2.3.

1.1.3            “Affiliate” - means any Person directly or indirectly controlling or controlled by or under direct or indirect common control of a specified Person. For proposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. (For purposes of this Agreement, it shall be assumed that the direct or Indirect owner of fifty percent (50%) of the outstanding capital stock or other equity interest of a Person has “control” of such Person.) The terms “controlling” and “controlled” have meanings correlative to the foregoing.

1.1.4            “After-Tax Basis” - means, with respect to any payment received or deemed to have been received by any Person, the amount of such payment (the “base payment”) supplemented by a further payment (the “additional payment”) to that Person so that the sum of the base payment plus the additional payment shall, after deduction of the amount of all Taxes required to be paid by such Person in respect of the receipt or accrual of the base payment and the additional payment (taking into account any credits or deductions arising from the underlying loss, the base payment and the additional payment and the timing thereof), be equal to the amount required to be received. Such calculations shall be made on the basis of the assumption that the recipient is subject to U.S. federal income taxation at the highest applicable statutory rate applicable to corporations for the relevant period or periods, and is subject to state income taxation at the highest applicable statutory rates applicable to corporations in the State of Georgia for the relevant period or periods.

1.1.5            “Aggrieved Party” - has the meaning assigned in Section 20.1.

1.1.6            “Alternate Delivery Point” - means any point on the Transmission System (including interfaces between the Transmission System and other transmission systems) at which Buyer is capable of receiving energy in the quantity to be delivered at such Alternate Delivery Point pursuant to the Southern OATT and is able to transmit such energy to Buyer’s loads without being required either to change the output of its resources to any material extent or to change the schedule of its preexisting power purchases or sales (other than purchases or sales pursuant to this Agreement).

1.1.7            “Alternate Resources” - means (i) generating resources (other than the Facility) controlled by Seller or its Affiliate which are directly connected on the Transmission System and shall not include generating resources connected to the Transmission System only through other transmission systems; provided, however, that the Murray II Generating Facility shall be an Alternate Resource even if it is in the future connected to the Transmission System only through other transmission systems, and (ii) for purposes of Sections 8.3 and 13.3, any alternative source of energy.

1.1.8            “Annual Period” - means any one of a succession of consecutive twelve (12) Month periods during the Term of this Agreement beginning on June 1 and ending on the following May 31. The first Annual Period is such period beginning on June 1, 2005.

1.1.9            “Availability Percentage” - has the meaning assigned in Section 17.1.8.

1.1.10 “Available” - means all times following the Delivery Commencement Date when the Facility or an Alternate Resource (designated pursuant to Section 5.1.4), as the case may be, is not Unavailable.

1.1.11 “Base Energy” - means energy produced by the Facility without the use of duct firing.

1.1.12 “Business Day” - means any Day excluding Saturday, Sunday and NERC-defined holidays.

1.1.13 “Buyer Guarantor” - means a Person that, at the time of execution and delivery of its Buyer Guaranty, is a direct or indirect owner of Buyer and (a) has (i) an investment grade such that its senior unsecured debt (or issuer rating if such Person has no senior unsecured debt rating) is rated at least BBB- (by Standard & Poors Rating Group) and at least Baa3 (by Moody’s Investor Services, Inc.) and (ii) a consolidated Net Worth of at least four hundred million dollars ($400,000,000.00); or (b) is reasonably acceptable to Seller as having verifiable credit worthiness and Net Worth sufficient to secure Buyer Guarantor’s obligations under its Buyer Guaranty.

1.1.14 “Buyer Guaranty” - means a guarantee provided by a Buyer Guarantor that is substantially in the form of the guaranty attached hereto as Appendix H.

1.1.15 “Buyer Performance Security” - has the meaning assigned in Section 7.2.

1.1.16 “Change of Control Transaction” - in respect of a Person means any transaction or series of related transactions which, if consummated, would result in such Person being an Affiliate of a different ultimate parent entity immediately after such transaction. For purposes of this definition, a Person’s ultimate parent entity is the Person who directly or indirectly owns fifty percent (50%) or more of such Person’s outstanding capital stock or other equity interests having ordinary voting power and who does not itself have an ultimate parent entity.

1.1.17 “Change of Law” - has the meaning assigned in Section 18.1.1.

1.1.18 “Commercial Operation Date” - means the date on which the Facility achieves commercial operation, which shall be deemed to have occurred when Seller demonstrates that the Facility is capable of producing energy and delivering same to the Transmission System through the Interconnection Point on a reliable basis.

1.1.19 “Conasauga Line Outage” - has the meaning assigned in Section 13.3.1.

1.1.20 “Confidential Information” - means business or technical information rightfully in the possession of either Party, which information derives actual or potential commercial value from not being generally known or readily ascertainable through independent development or reverse engineering by persons who can obtain economic value from its disclosure and use, and includes information furnished or disclosed to the other Party in connection with discussions leading up to execution of this Agreement, including this Agreement. Confidential Information must be designated in writing as confidential by the Party supplying such information (the “Disclosing Party,” the other Party being the “Receiving Party”). Confidential Information does not include information which: (i) is or becomes publicly available other than as a result of a violation of this Agreement; (ii) was, at the time of the disclosure, already in the Receiving Party’s possession; (iii) is disclosed to the Receiving Party by a third Party who, to the Receiving Party’s knowledge, is not prohibited from disclosing the information pursuant to any agreement with the Disclosing Party; (iv) the Receiving Party develops or derives without the aid, application or use of the privileged or proprietary information; or (v) the Receiving Party is required to disclose pursuant to Legal Requirements.

1.1.21 “Consent” - means any approval, consent, authorization or other applicable requirement that is required with respect to the Project from any jurisdictional Governmental Authority, including, without limitation, all applicable environmental certificates, licenses, permits and approvals.

1.1.22 “Contracted Capacity” - means the full capacity range of the Facility (in MW) being made available to Buyer pursuant to this Agreement, as specified in Appendix A.

1.1.23 “Costs” - has the meaning assigned in Section 17.3.2.

1.1.24 “Cover Amount” - has the meaning assigned in Section 8.3.1.

1.1.25 “Cover Period” - has the meaning assigned in Section 8.3.1.

1.1.26 “CPT” - means Central Prevailing Time.

1.1.27 “Day”- means a calendar day.

1.1.28 “Default” - means an event that with the giving of notice or the passage of time or both will become an Event of Default.

1.1.29 “Defaulting Party” - has the meaning assigned in Section 17.3.2.

1.1.30 “Delivery Commencement Date” - means the later of the Commercial Operation Date or June 1, 2005.

1.1 31 “Demand” - has the meaning assigned in Section 20.2.2.2.1.

1.1.32 “DEMu” - has the meaning assigned in the Recitals to this Agreement.

1.1.33 “Designated Base Capacity” - has the meaning assigned in Appendix A, Section A.3.

1.1.34 “Designated Capacity” - has the meaning assigned in Appendix A, Section A.3.

1.1.35 “Designated Supplemental Capacity” - has the meaning assigned in Appendix A, Section A.3.

1.1.36 “Early Termination Date” - has the meaning assigned in Section 17.3.1.

1.1.37 “Earmarked Capacity” - has the meaning assigned in Section 12.2.3.

1.1.38 “East Tennessee” - means East Tennessee Natural Gas Pipeline.

1.1.39 “Eligible Collateral” - means a Letter of Credit, cash (with appropriate security instruments), or a Seller Guaranty or Buyer Guaranty as the case may be.

1.1.40 “Energy Put Agreement” - has the meaning assigned in Section 5.1.2.

1.1.41 “ETGc” - has the meaning assigned in Appendix B, Section D.

1.1.42 “ETGF” - has the meaning assigned in Appendix B, Section D.

1.1.43 “Event of Default” - means an event described in Section 17.1 for Seller and in Section 17.2 for Buyer.

1.1.44 “Extended Force Majeure Event” - has the meaning assigned in Section 16.6.1.

1.1.45 “Facility” - means the Murray I combined cycle electric generating plant interconnected to the Transmission System at the Interconnection Point being constructed by DEMu on the Site. The Facility shall include, without limitation, the 620 MW 2 x 1 natural gas fired combined cycle generator consisting of 2 GE 7FA combustion turbines and a steam turbine with duct firing capability, and all auxiliary equipment and facilities necessary or used for the production, control, delivery or monitoring of electricity produced on the Site. All equipment and facilities installed on DEMu’s side of the Interconnection Point at the Site shall be considered to be part of the Facility.

1.1.46 “Facility Owner” - means any owner of more than a fifty percent (50%)

interest in the Facility.

1.1.47 “Federal Power Act” - means the Federal Power Act, 16 U.S.C. § § 791a el seq. (1994), as such Act may be amended from time to time, and any successor statute of similar import.

1.1.48 “FERC” - means the Federal Energy Regulatory Commission or any Governmental Authority succeeding to the powers and functions thereof under the Federal Power Act.

1.1.49 “Force Majeure Event” - means the events or circumstances described in Section 16.1.

1.1.50 “Force Majeure Remedy Plan” - has the meaning assigned in Section 16.6.1.

1.1.51 “Forced Outage” - means a time during which the Facility is not capable of normal operations for reasons other than Force Majeure and which is not a Scheduled Outage or a Maintenance Outage.

1.1.52 “GEPD” - means the Georgia Environmental Protection Division and its successor in function.

1.1.53 “Gains”- has the meaning assigned in Section 17.3.2.

1.1.54 “GPSC” - means the Georgia Public Service Commission or any Governmental Authority succeeding to the powers and functions thereof.

1.1.55 “GPSC Certificate” - has the meaning assigned in Section 2.3.1.

1.1.56 “Governmental Authority” - means any local, state, regional or federal administrative, legal, judicial or executive agency, court, commission, department or other such entity, but excluding any such agency, court, commission, department or other such entity acting in a capacity as lender, guarantor or mortgagee.

1.1.57 “Incremental Replacement Costs” - means with respect to energy that Seller fails to deliver pursuant to a Schedule, the positive difference, if any, between the Replacement Costs and the amount that Buyer would have paid Seller for such energy pursuant to Appendix B had Seller delivered such energy to Buyer.

1.1.58 “Indemnified Party” - has the meaning assigned in Section 15.1.

1.1.59 “Indemnifying Party”-has the meaning assigned in Section 15.1.

1.1.60 “Initial Synchronization Date” - means the date that includes the first instant in time when energy generated by the Facility is delivered to the Interconnection Point in accordance with the Interconnection Agreement.

1.1.61 “Interconnection Agreement” - means that certain Interconnection Agreement by and between DEMu and Buyer, dated as of April 23, 2001, that provides for the construction and operation of the Interconnection Facilities and governs the interconnection and parallel operation of the Facility with the Transmission System.

1.1.62 “Interconnection Facilities” - means those facilities described in the Interconnection Agreement as facilities that must be installed or modified in order for Seller to deliver energy from the Facility to the Transmission System.

1.1.63 “Interconnection Point” - means the point of connection between Buyer’s and Seller’s electrical facilities at the Georgia Power DENA-Murray 500 kV Substation (also known as the Conasauga Substation), located approximately one mile from the Facility, as described in more detail in Appendix B to the Interconnection Agreement.

1.1.64 “Interest Rate” - means the interest per annum equal to the prime rate as published in The Wall Street Journal, or comparable successor publication, under “Money

Rates,” as applied on a daily basis and compounded quarterly.

1.1.65 “kV” - means kilovolt(s).

1.1.66 “kW” - means kilowatt(s).

1.1.67 “Legal Requirement” - means any law, code, statute, regulation, rule, ordinance, judgment, injunction, order or other requirements of a Governmental Authority having jurisdiction over the matter in question that is valid and applicable to the matter in question at the time of the execution of this Agreement or any time thereafter during the Term.

1.1.68 “Letter of Credit” - means a standby letter of credit, the form of which contains the provisions described in Appendix G and which (i) is issued by a U.S. commercial bank or a foreign bank with a U.S. branch with total assets of at least $10 billion having a general long-term senior unsecured debt rating of A - or higher (as rated by Standard & Poors Rating Group) or A3 or higher (as rated by Moody’s Investor Services, Inc.); and (ii) permits presentation at a bank located in Houston, Texas, Atlanta, Georgia, New York, New York or Los Angeles, California.

1.1.69 “Losses” - has the meaning assigned in Section 17.3.2.

1.1.70 “Maintenance Outage” - means a planned interruption of a portion or all of the Facility’s generation capability that: (i) has been coordinated in advance with Buyer with a mutually agreed start date, time and duration or to which Buyer has consented pursuant to Section 11.2.2; and (ii) is for the purpose of performing work on specific components of the Facility that would limit the power output of the Facility but should not, in the reasonable judgment of Seller, be postponed until the next Scheduled Outage.

1.1.71 “Maintenance Schedules” - has the meaning assigned in Section 11.2.1.

1.1.72 “Material Adverse Change” - means, as to Buyer, Buyer, or if Buyer is providing Eligible Collateral in the form of a Buyer Guaranty, the Buyer Guarantor, experiences any of the events described in clauses (a) or (b), and as to Seller, Seller, or if Seller is providing Eligible Collateral in the form of a Seller Guaranty, the Seller Guarantor, experiences any of the events described in clauses (a) or (b): (a) senior unsecured debt unsupported by third party credit enhancement (or issuer rating if such Person has no senior unsecured debt rating) is rated below BBB- by Standard & Poors Rating Group or below Baa3 by Moody’s Investor Services, Inc., or (b) the maturity of any indebtedness of such Person which in the aggregate exceeds one hundred fifty million dollars ($150,000,000.00) is accelerated by the holder or holders thereof as a result of a default thereunder. A Material Adverse Change shall be deemed to occur with respect to Buyer or Seller if Buyer (or Buyer Guarantor if applicable), or Seller (or Seller Guarantor if applicable), ceases to have a senior unsecured debt rating (or issuer rating if such Party has no senior unsecured debt rating) from both Standard & Poors Rating Group and Moody’s Investor Services, Inc.

1.1.73 “Material Adverse Effect” means, in respect of a Party, an effect that is reasonably likely in light of the overall circumstances to deprive such Party of one or more of the material benefits of this Agreement, and shall include credible evidence that there is a reasonable likelihood of a failure of performance of this Agreement by the proposed assignee.

1.1.74 “Metering System” - means all meters, metering devices and related instruments used to measure and record electric energy and to determine the amount of such electric energy that is being made available or delivered to Buyer at the Interconnection Point.

1.1.75 “Milestone Schedule” - has the meaning assigned in Section 8.2.1.

1.1.76 “Month” - means a calendar month, commencing at the beginning of the first Day of such calendar month. “Monthly” has a meaning correlative to that of Month.

1.1.77 “Monthly Availability Adjustment” - has the meaning assigned in Appendix A, Section D.

1.1.78 “Monthly Availability Percentage” or “MAP” - has the meaning assigned in Appendix A, Section D.

1.1.79 “Monthly Capacity Payment” - means the amount to be paid by Buyer to Seller for Buyer’s purchase of the Designated Capacity for a particular Month, as provided in Section 5.2 and Appendix A.

1.1.80 “Monthly Energy Payment” - means the amount to be paid by Buyer to Seller for Buyer’s purchase of energy for a particular Month, as provided in Section 5.3 and Appendix B, Section A.

1.1.81 “Monthly Fuel Charge” or “MFC - has the meaning assigned in Appendix B, Sections A and D.

1.1.82 “Monthly Invoice” - has the meaning assigned in Section 6.1.1.

1.1.83 “MSC” - has the meaning assigned in Appendix B, Section C.

1.1.84 “Murray II Generating Facility” - means the combined cycle electric generating plant of DEMu located adjacent to the Facility.

1.1.85 “MVOM” - has the meaning assigned in Appendix B, Section B.

1.1.86 “MW” - means megawatt(s).

1.1.87 “MWh” - means megawatt-hour(s).

1.1.88 “MWh Delivered” - has the meaning assigned in Appendix A, Section C.

1.1.89 “MWh Scheduled” - has the meaning assigned in Appendix A, Section C.

1.1.90 “Natural Gas” - means natural gas meeting the specifications set forth in Appendix C.

1.1.91 “NERC” - means the North American Electric Reliability Council, including any successor thereto and subdivisions thereof.

1.1.92 “Net Worth” - means the dollar value calculated by subtracting liabilities from total assets (excluding goodwill and other intangible assets described in FASB Statement 142) as such terms are determined in accordance with generally accepted accounting principles.

1.1.93 “Non-Defaulting Party” - has the meaning assigned in Section 17.3.1.

1.1.94 “Noticed Party” - has the meaning assigned in Section 20.1.

1.1.95 “NOX Allowances” - has the meaning assigned in Section 18.2.

1.1.96 “Operating Committee” - means the committee established pursuant to Section 11.6.

1.1.97 “Operating Procedures” - means those procedures developed by the Parties pursuant to Section 11.12.

1.1.98 “Operating Representatives” - means those individuals appointed by each of the Parties to the Operating Committee pursuant to Section 11.6.

1.1.99 “Operator Requested Schedule” - has the meaning assigned in Section 13.1.5.

l.1.100 “Output Agreement” - means the Capacity and Energy Sales Agreement dated as of the date of this Agreement by and between Seller and DEMu with respect to the Facility.

1.1.101 “Party” or “Parties” - means either Buyer or Seller, or both.

1.1.102 “Performance Test” or “Performance Testing” - has the meaning assigned in Appendix A, Section A.

1.1.103 “Person” - means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

1.1.104 “Primary Gas Delivery Point” - means the point of interconnection between the Facility and the East Tennessee pipeline lateral serving the Facility.

1.1.105 “Project” - means the design, engineering, construction, testing and commissioning of the Facility and the ownership, operation, management and maintenance of the Facility, all of which being reasonably expected to enable Seller to fulfill its obligations under this Agreement.

1.1.106 “Prudent Industry Practices”- means, any of the practices, methods, standards and acts engaged in or approved by a significant portion of the independent power industry in the United States that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, could have been expected to accomplish the desired result consistent with good business practices, reliability, economy, safety and expedition. Prudent Industry Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be acceptable practices, methods and acts generally accepted in the United States, having due regard for, among other things, manufacturers’ warranties, the requirements or guidance of Government Authorities, applicable Legal Requirements, applicable SERC operating guidelines and rules. Transmission System security coordinator rules, NERC policies and the requirements of insurers.

1.1.107 “PSD Permit” - means that certain Air Quality Permit No. 4911-213-0034-P-01-0 for air emissions issued by GEPD.

1.1.108 “Qualified Entity” - means a Person who either on its own, or through one or more of its Affiliates that are obligated to provide technical support to such Person on an as-needed basis that (a) has the expert professional and technical capability to arrange for the construction (if the Commercial Operation Date has not yet occurred), operation and maintenance of the Facility, (b) has current experience in excess of three (3) years in operating and maintaining or arranging for the operation and maintenance of gas-fired combustion turbine and/or steam turbine generating facilities (other than the Facility) and, at the time of determination of its qualification as a Qualified Entity, operates two or more gas fired combustion turbine and/or steam turbine generating facilities (other than the Facility) located at separate generating sites with an aggregate capacity of six hundred (600) MW or more, and (c) has a consolidated Net Worth of at least two hundred million dollars ($200,000,000.00). If a Person and its Affiliates meets the requirements of clause (c) of the proceeding sentence on a consolidated basis, but not the requirements of clause (a) or (b), such Person may nevertheless be a Qualified Entity if such Person (or any of its Affiliates) contracts with one or more Persons who meet the requirements of clauses (a) or (b), as the case may be, and who has primary responsibility for the operation and, if not complete, the construction of the Facility.

1.1.109 “Replacement Costs” - means the market price at which Buyer, acting in a commercially reasonable manner, could purchase a quantity of energy equal to the quantity of energy not delivered by the Seller for delivery at the Interconnection Point or an Alternative Delivery Point, plus any costs reasonably expected to be incurred by Buyer in purchasing substitute energy, including additional transmission costs, if any.

1.1.110 “Required Commercial Operation Date” - means June 1, 2005, provided however, that such date may be extended due to a Force Majeure Event for a term equal to the period of the delay caused by said Force Majeure Event.

1.1.111 “Rules” - has the meaning assigned in Section 20.2.2.2.1.

1.1.112 “Schedule”, “Scheduling” and “Scheduling Instructions” - mean instructions issued by Buyer from the Scheduling Center to Seller with respect to the scheduling of the production of electricity by the Facility or other resources in accordance with Article 13 and Appendix C.

1.1.113 “Scheduled Outage” - has the meaning assigned in Section 11.2.1.

1.1.114 “Scheduling Center” - means the scheduling center designated by Buyer from time to time in writing as being the primary control point for Scheduling Instructions and other notifications provided pursuant to Article 13 and Appendix C, Section II. There may only be one Scheduling Center designated at any one time.

1.1.115 “Seasonal Availability Adjustment” - has the meaning assigned in Appendix A, Section C.

1.1.116 “Seasonal Availability Percentage” or “SAP” - has the meaning assigned in Appendix A, Section C.

1.1.117 “Seasonal Performance Period” or “Season” - means either of the following periods during an Annual Period: Summer (June through September) and Winter (October through May).

1.1.118 “Seller Guarantor” - means a Person that, at the time of execution and delivery of its Seller Guaranty, is a direct or indirect owner of Seller and (a) has (i) an investment grade such that its senior unsecured debt (or issuer rating if such Person has no senior unsecured debt rating) is rated at least BBB- (by Standard & Poors Rating Group) and at least Baa3 (by Moody’s Investor Services. Inc.) and (ii) a consolidated Net Worth of at least four hundred million dollars ($400,000,000.00), or (b) is reasonably acceptable to Buyer as having a verifiable credit worthiness and Net Worth sufficient to secure Seller Guarantor’s obligations under its Seller Guaranty.

1.1.119 “Seller Guaranty” - means a guaranty provided by the Seller Guarantor that is substantially in the form of the guaranty attached hereto as Appendix H.

1.1.120 “Seller Performance Security” - has the meaning assigned in Section 7.1.

1.1.121 “SERC” - means the Southeastern Electric Reliability Council, including any successor thereto.

1.1.122 “Shortfall Amount” - means the excess of (i) the amount of energy Scheduled by Buyer in any hour, over (ii) the amount of energy that Seller causes to be delivered to the Interconnection Point (or to the Transmission System in the case of deliveries from Alternate Resources) in such hour in response to such Schedule.

1.1.123 “Site” - means the land in Murray County, Georgia, on which the Facility is located, as specified in Appendix F.

1.1.124 “SNG” - means Southern Natural Gas Company.

1.1.125 “Southern Company Control Area” - means the electric system of the Southern Companies that has been recognized by NERC and SERC as a control area.

1.1.126 “Southern OATT” - means The Southern Company’s Open Access Transmission Tariff and any successor in function thereto.

1.1.127 “Station Service” - means energy produced by the Facility that is used to serve the electrical requirements of the Facility, and includes step-up transformer losses and line losses between the Facility and the Interconnection Point.

1.1.128 “Supplemental Energy” - means the incremental energy increase produced by the Facility as a result of duct firing.

1.1.129 “System Emergency” - has the meaning assigned in the Interconnection Agreement.

1.1.130 “Taxes” - means all taxes, fees, levies, licenses or charges imposed by any Governmental Authority, together with any interest and penalties thereon.

1.1.131 “Technical Limits” - means the operational limits and constraints described in Appendix C, Section I.

1.1.132 “Term” - means the term of this Agreement specified in Section 2.1.

1.1.133 “Termination Payment” - has the meaning assigned in Section 17.3.2.

1.1.134 “Tested Base Capacity” - has the meaning assigned in Appendix A, Section A.2.

1.1.135 “Tested Reliable Capacity” - has the meaning assigned in Appendix A, Section A.2.

1.1.136 “Tested Supplemental Capacity” - has the meaning assigned in Appendix A, Section A.2.

1.1.137 “Threshold Amount” - has the meaning assigned in Section 18.1.3.

1.1.138 “Title V Permit” - means the operating permit with respect to air emissions from the Facility issued by GEPD and the Environmental Protection Agency under the 1990 Amendments to the Federal Clean Air Act.

1.1.139 “Tolling Commencement Date” - has the meaning assigned in Section 12.5.1.

1.1.140 “Transmission System” - means the integrated high voltage electricity transmission systems of the electric utility operating companies of The Southern Company (currently Alabama Power Company, Georgia Power Company, Gulf Power Company,

Mississippi Power Company and Savannah Electric and Power Company), as modified or expanded from time-time, as well as any successor in function thereto, and includes the Georgia Integrated Transmission System.

1.1.141 “Transmission System Constraint” - has the meaning assigned in Section 13.3.3.

1.1.142 “Unavailable” - means the extent to which at all times following the Delivery Commencement Date the Facility or an Alternate Resource (designated pursuant to Section 5.1.4), as the case may be, is unable to deliver energy pursuant to a Schedule due to a Scheduled Outage, Maintenance Outage, Forced Outage, or a Force Majeure Event.

ARTICLE 2

TERM OF AGREEMENT

2.1                    Term. This Agreement shall become effective when executed by both Buyer and Seller and, subject to termination as provided in this Article 2 and in other Sections of this Agreement, shall remain in full force and effect through May 31, 2012.

2.2                    Survival. All provisions of this Agreement that expressly or by implication come into or continue in force and effect following the expiration or termination of this Agreement shall remain in effect and be enforceable following such expiration or termination.

2.3                    Buyer Conditions.

2.3.1            If, by February 26, 2003, the GPSC has not approved this Agreement through the granting of a Certificate of Public Convenience and Necessity that is unconditional or, if conditional, with conditions that are reasonably acceptable to Buyer (“GPSC Certificate”), then Buyer may terminate this Agreement upon written notice to Seller, provided that such notice is delivered to Seller no later than midnight on March 12, 2003, at which time this right of termination, if unexercised, shall expire. Upon a termination by Buyer pursuant to this Section 2.3.1, neither Party shall have any liability to the other Party hereunder. Within fifteen (15) Days of the issuance of the GPSC Certificate, Buyer shall provide Seller with written notice of whether the GPSC Certificate is unconditional and, if not, whether the conditions are reasonably acceptable to Buyer. Absent such notice within the specified period, the form of the GPSC Certificate will be deemed to be unconditional.

2.3.2            If prior to October 31, 2002, Buyer identifies credible evidence (including without limitation actual limitations placed on Facility operations or studies prepared by security coordinators of transmission systems other than the Transmission System) that constraints are reasonably likely to be imposed during the Term by the security coordinator of a transmission system other than the Transmission System that are reasonably likely to materially affect Seller’s ability to meet Buyer’s Schedules, Buyer shall have the right to serve Seller with a written notice of termination of this Agreement. To be effective, any such notice shall be received by Seller prior to November 2, 2002. Seller shall have until December 1, 2002 to demonstrate to Buyer’s reasonable satisfaction that such constraints will not materially affect Seller’s ability to meet Buyer’s Schedules. If Buyer does not agree with Seller and does not withdraw its termination notice on or before December 15, 2002, this Agreement shall terminate effective December 16, 2002, and neither Party shall have any further liability to the other Party hereunder.

2.3.3            If prior to June 30, 2002, Seller does not deliver to Buyer a Seller Guarantee in the form of Appendix H, Buyer may terminate this Agreement upon written notice to Seller, and neither Party shall have any further liability hereunder.

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1                    Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Buyer as of the date of this Agreement;

3.1.1            Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, that is qualified to do business in the State of Georgia and has the legal power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and carry out the transactions contemplated hereby and perform and fulfill all covenants and obligations on its part to be performed under and pursuant to this Agreement.

3.1.2            The execution, delivery and performance by Seller of this Agreement and the Output Agreement, and by DEMu of the Output Agreement, have been duly authorized by all necessary limited liability company action, and do not and will not require any consents or approvals of Seller’s or DEMu’s (as the case may be) member(s) or manager(s) other than those which have already been properly obtained.

3.1.3            The execution and delivery of this Agreement, and the Output Agreement, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the provisions hereof and thereof, do not and will not conflict with any of the terms, conditions or provisions of any Legal Requirements applicable to Seller, or, in the case of the Output Agreement, to DEMu, of any partnership agreement, deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which Seller or, in the case of the Output Agreement, DEMu, is a party or by which it or any of its property is bound, or result in a breach of or a default under any of the foregoing.

3.1.4            This Agreement and the Output Agreement constitute the legal, valid and binding obligations of Seller and, with respect to the Output Agreement, DEMu, that are enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to-or affecting the enforcement of creditors’ rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

3.1.5            There is no pending or, to the knowledge of Seller, threatened action or proceeding affecting Seller or DEMu before any Governmental Authority that purports to adversely affect the legality, validity or enforceability of this Agreement or the Output Agreement.

3.1.6            DEMu is a limited liability company, duly organized, validly existing in good standing under the laws of the State of Delaware, is an Affiliate of Seller, is qualified to do business in the State of Georgia, is the sole owner of the Facility, and has the legal power and authority to own its properties, to carry on its business as now being conducted and to enter into the Output Agreement and carry out the transactions contemplated thereby and perform and fulfill all covenants and obligations on its part to be performed under and pursuant to the Output Agreement.

3.2                    Representations and Warranties of Buyer. Buyer hereby makes the following representations and warranties to Seller as of the date of this Agreement:

3.2.1            Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia, that is qualified to do business in the State of

Georgia and has the legal power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and carry out the transactions contemplated hereby and perform and fulfill all covenants and obligations on its part to be performed under and pursuant to this Agreement.

3.2.2            The execution, delivery and performance by Buyer of this Agreement have been duly authorized by all necessary corporate action, and do not and will not require any consent or approval of Buyer’s Board of Directors or shareholders other than that which has already been obtained.

3.2.3            Subject to Section 2.3, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the provisions of this Agreement do not and will not conflict with any of the terms, conditions or provisions of any Legal Requirements applicable to Buyer, or of any partnership agreement, deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which Buyer is a party or by which it or any of its property is bound, or result in a breach of or a default under any of the foregoing.

3.2.4            This Agreement constitutes the legal, valid and binding obligation of Buyer that is enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

3.2.5            There is no pending or, to the knowledge of Buyer, threatened action or proceeding affecting Buyer before any Governmental Authority which purports to adversely affect the legality, validity or enforceability of this Agreement.

3.3                    Seller Covenants. Seller shall maintain throughout the Term the legal right to sell to Buyer the entire electrical output of the Facility pursuant to the Output Agreement or on terms no less favorable to Buyer than the terms of the Output Agreement.

3.4                    Buyer Covenants

3.4.1            Promptly upon execution of this Agreement, Buyer shall designate the Facility as a network resource pursuant to the Southern OATT (with such designation to be effective as of the Delivery Commencement Date), and except as otherwise provided in Section 13.3, shall maintain such designation in effect for the Term.

3.4.2            Buyer shall, at the request of Seller, but only to the extent permissible under the Southern OATT, designate any Alternate Resource as a secondary network resource (or similar designation) for the period during which such Alternate Resource is used to provide Buyer with energy pursuant to this Agreement.

3.5                    Taxes

3.5.1            Subject to Section 18.1, Seller shall pay, or cause to be paid, all Taxes on or with respect to the production and delivery of energy pursuant to this Agreement arising prior to delivery to the Interconnection Point (including Taxes related to the ownership and/or operation of the Facility and income derived therefrom). Seller shall also be responsible for all sales, use, excise or other similar Taxes directly related to the purchase or use of fuel used to deliver energy to Buyer except during such times, if any, that Buyer procures fuel to meet its Scheduling Instructions, in which case Buyer shall be responsible for such sales, use, excise or other similar Taxes directly related to the purchase or use of such fuel. Buyer shall pay, or cause to be paid, all Taxes on or with respect to energy delivered pursuant to this Agreement at and from the Interconnection Point (including all sales, use, excise or other similar Taxes on the sale to Buyer and purchase from Seller of capacity and energy pursuant to this Agreement).

3.5.2            Each Party shall use reasonable efforts to implement and administer the provisions of this Agreement in accordance with the intent of the Parties to minimize Taxes so long as neither Party is materially adversely affected by such efforts.

3.5.3            In the event Seller is required by law or regulation to remit or pay Taxes that are Buyer’s responsibility hereunder, Seller may include such Taxes in the next Monthly Invoice and Buyer shall remit payment thereof in accordance with Article 6. Conversely, if Buyer is required by law or regulation to remit or pay Taxes that are Seller’s responsibility hereunder, Buyer may deduct the amount of any such Taxes from the sums otherwise due to Seller under this Agreement. Any refunds associated with such Taxes will be handled in the same manner. Nothing herein shall obligate or cause a Party to pay or be liable to pay any Taxes from which it is exempt under applicable Legal Requirements.

ARTICLE 4

REGULATORY APPROVALS

4.1                    GPSC. Buyer shall use its reasonable efforts to obtain the GPSC Certificate prior to December 31, 2002, and in furtherance thereof to target a filing of the application therefor on or before June 7, 2002, and to diligently pursue the issuance of the GPSC Certificate. Seller agrees to assist and support Buyer, in a timely manner and to the extent reasonably requested by Buyer, in obtaining the GPSC Certificate.

4.2                    Preservation of Terms. Each Party agrees that, except with the prior written consent of the other Party, it will not, and will use reasonable efforts to assure that its Affiliates will not, institute or voluntarily cooperate in the institution or conduct of any claim, action or proceeding of FERC under Section 205, Section 206 or any other portion of the Federal Power Act, any provision of Georgia law (other than Buyer’s participation in the proceeding before the GPSC for the purpose of obtaining the GPSC Certificate) or any other Legal Requirement which claim, action or proceeding is intended for the purpose of, or could reasonably be expected to have the effect of, changing the terms of this Agreement then in effect. Without limiting the foregoing, but subject to the terms of this Agreement, the Parties agree that the rates for service specified herein shall remain in effect for the Term and shall not be subject to change through application to FERC pursuant to the provisions of Section 205 or 206 of the Federal Power Act, any provision of Georgia law or any other Legal Requirement, absent written agreement of the Parties.

4.3                    Other Approvals. Each Party shall diligently pursue or cause to be pursued any and all other Consents required to be possessed by such Party, or, in the case of Seller, by the owner or operator of the Facility in a manner that is reasonably expected to enable such Party to perform its obligations under this Agreement. Each Party agrees to assist and support the other Party, in a timely manner and to the extent reasonably requested by the other Party, in obtaining such Consents.

ARTICLE 5

SALE AND DELIVERY OF CAPACITY AND ENERGY

5.1                    Agreement to Sell and Purchase

5.1.1            At all times following the Delivery Commencement Date, but subject to the terms of this Agreement, Seller shall make available to Buyer the entire electrical capability of the Facility, net of Station Service, when Buyer Schedules such electrical capability. Subject to the terms of this Agreement, Buyer agrees to purchase from Seller such electrical output of the Facility, pursuant to Buyer’s Scheduling Instructions and the Designated Capacity associated with the Facility after the Delivery Commencement Date. Notwithstanding the foregoing, Seller may sell all or part of the electrical capability of the Facility and associated energy to third parties during any Conasauga Line Outage in accordance with the provisions of Section 13.3.1.

5.1.2            To the extent Buyer can practicably accept energy without harm. Buyer shall purchase from Seller the energy produced by the Facility during any Performance Test at the same price for energy delivered pursuant to the provisions of the Energy Put Agreement between Southern Company Services, Inc. and Duke Energy Trading and Marketing, L.L.C. dated January 16, 2002 (the “Energy Put Agreement”). Upon Seller’s request, Buyer will consult with Seller regarding the timing of such testing so as to maximize the resulting economic benefit for both Parties. Invoices for all such Performance Test energy will be handled pursuant to the provisions of the Energy Put Agreement.

5.1.3            Except as otherwise provided in Sections 5.1.4, 8.4 and 13.3 with respect to delivery of energy at Alternate Delivery Points, Seller shall deliver energy from the Facility to Buyer at the Interconnection Point. The risk of loss of energy shall pass from Seller to Buyer at the point of delivery. If Seller creates a control area covering the Facility, it shall promptly notify Buyer. If Buyer desires that the Facility be removed from such control area during any portion of the Teem, Buyer shall provide Seller with at least six (6) Months advance notice of such action (but such notice shall not be given before June 1, 2004). Following receipt of such notice, Buyer and Seller shall discuss in good faith Buyer’s reasons for requiring that the Facility be removed from Seller’s control area and alternative ways of addressing Buyer’s concerns, but Buyer shall have the right in its sole discretion to require the Facility to be removed from Seller’s control area. Unless Buyer withdraws its notice in writing, Seller shall remove the Facility from Seller’s control area for the period beginning on the later of the (i) last Day of such six month period, or (ii) the Delivery Commencement Date and ending on the last Day of the Term, provided, however, following any such removal, Buyer shall be responsible for providing generator balancing services with respect to the Southern Company Control Area necessary for the receipt of energy pursuant to Buyer’s Schedules and for any costs thereof.

5.1.4            Following the Commercial Operation Date, in the event that the Facility is Unavailable, Seller may deliver energy at an Alternate Delivery Point from Alternate Resources in order to meet Buyer’s Schedules subject to the other provisions of this Agreement. Such Alternate Delivery Point shall be the point of interconnection between the Alternate Resources and the Transmission System, except in the case of the Murray II Generating Facility when it is connected to the Transmission System through another transmission system. Delivery of energy from Alternate Resources shall be MWh Delivered for purposes of the Monthly Availability Percentage and the Seasonal Availability Percentage calculations. In order to exercise its right to deliver energy from Alternate Resources, Seller shall provide Buyer with advance telephonic notice (to be promptly followed by written confirmation), as more fully provided in the Operating Procedures which notice shall specify the Alternate Resource(s) to be used. Seller may change Alternate Resources from time to time by notice to Buyer, provided that Alternate Resources may be changed only twice in any Day. If Seller elects to provide energy from Alternate Resources, it shall, to the extent that the designated Alternate Resources are Available, (i) provide energy from such Alternate Resources for the remainder of the period for which the Facility is Unavailable, or the remainder of the calendar week in which Seller elects to use Alternate Resources, whichever is shorter, and (ii) shall provide Buyer with a uniform quantity of energy in each hour that Buyer Schedules at least that quantity of energy.

5.1.5            Notwithstanding the designation by Seller of the Designated Capacity pursuant to Appendix A, Buyer shall be entitled to Schedule the entire energy that the Facility is capable of producing when operated in accordance with Prudent Industry Practices.

5.1.6            Seller may sell any capacity or energy of the Facility not Scheduled by Buyer to any Person; provided, however, that Seller shall make such capacity and energy available to Buyer in accordance with Buyer’s Scheduling Instructions, except during periods when Seller is authorized to sell energy to third parties pursuant to this Section 5.1.

5.2                    Calculation of Monthly Capacity Payments. Subject to the terms of this Agreement, Buyer shall pay Seller a Monthly Capacity Payment calculated in accordance with Appendix A, Section B.

5.3                    Calculation of Monthly Energy Payments. Buyer shall pay Seller a Monthly Energy Payment calculated in accordance with Appendix B, Section A.

ARTICLE 6

BILLING AND COLLECTIONS

6.1                    Capacity and Energy Billing and Payment

6.1.1            Subject to the provisions of Section 6.2, by the tenth (10th) Day of each Month (commencing with July, 2005), Seller shall send Buyer an invoice stating the Monthly

Capacity Payment, the Monthly Energy Payment, and any Monthly Availability Adjustment or Seasonal Availability Adjustment for the immediately preceding Month (or Season in the case of the Seasonal Availability Adjustment) (“Monthly Invoice”). Seller shall also provide Buyer, by the third (3rd) Business Day of each Month, a good faith preliminary estimate of the Monthly Invoice that will be sent for the immediately preceding Month pursuant to this Section 6.1.1; provided, however, that the failure of Seller to provide a preliminary estimate shall not alter Buyer’s obligations respecting payment.

6.1.2            All Monthly Invoices shall be due and payable by Buyer on or before the tenth (10th) Day after Buyer’s receipt of such invoice. If such tenth (10th) Day is not a Business Day, then payment shall be due on the next succeeding Business Day. Subject to the provisions of Section 6.2, Buyer shall make payment to Seller in accordance with such invoices on or before the date due in immediately available funds, through wire transfer of funds to an account designated by Seller, or other means acceptable to Seller. Interest on unpaid amounts shall accrue from the date such payments were due at a rate equal to the Interest Rate. Each Monthly Invoice shall contain a statement explaining in reasonable detail how such invoice was calculated pursuant to Sections 5.2 and 5.3.

6.2                    Billing Disputes and Final Accounting

6.2.1            If Buyer questions or contests the amount or propriety of any payment claimed by Seller to be due pursuant to this Agreement, Buyer shall make payment to Seller of amounts not in dispute, but may withhold amounts disputed in good faith until after the settlement of such question or contest in accordance with this Section 6.2. Notwithstanding the foregoing, Buyer shall not be entitled to withhold any Taxes paid by Seller which are, as between

Buyer and Seller, the undisputed obligation of Buyer pursuant to Section 3.5. At the time of any such withholding, Buyer shall provide Seller with a written explanation of Buyer’s reasons therefore; provided, however, that the failure of Buyer to provide such explanation shall not alter its right to withhold unless Buyer also fails to provide such written explanation within five (5) Business Days of receipt of Seller’s written inquiry concerning such withholding.

6.2.2            In the event Buyer questions or contests the correctness of any charge or credit, Buyer shall provide Seller with written notice of such amount and the basis for Buyer’s question or contest. Seller shall promptly review the questioned charge or credit and shall notify Buyer of any error in Seller’s determination of amounts owed by Buyer and issue an amended invoice in the amount of any payment that Buyer is required to make in respect of such redetermination. If Buyer disputes in good faith Seller’s amended invoice amount, then the matter shall be resolved pursuant to the provisions of Article 20 applicable to billing disputes. To the extent Seller disagrees with Buyer’s basis for questioning the original invoice, Seller shall provide a written explanation of its position.

6.2.3            Seller shall have until the end of one (1) year after the delivery of energy under this Agreement to correct any invoice for payment due for such energy and associated capacity and deliver a corrected invoice to Buyer. Buyer shall have until the end of one (1) year after its receipt of any invoice to question or contest the correctness of any charge or credit made to Buyer on such invoice. If Buyer has made payment under an invoice and thereafter questions or contests the correctness thereof, Seller shall not be required to refund any payment received from Buyer until such time as it is finally determined that Seller’s invoice was in error.

6.3                    Interest. If either Party does not make a payment requited by this Agreement when due, then interest at the Interest Rate from the date such overdue payment was due until such overdue payment, together with interest, is paid shall be added to the due payment. If either Party makes a payment pursuant to an invoice that is later determined to have been incorrect, then interest at the Interest Rate from the date such overpayment was made, together with interest, shall be added to the overpayment until such overpayment is refunded to such Party. Remittance received by mail, if mail is a means of payment acceptable to a Party owed such payment, will be accepted without interest charges if such payment is postmarked on or before the due date. If the due date of any payment falls on a Day other than a Business Day, the next succeeding Business Day shall be the last Day on which payment can be postmarked without interest charges being assessed. Notwithstanding this Section 6.3, no interest shall be paid with respect to any Monthly Availability Adjustment or Seasonal Availability Adjustment so long as such Monthly Availability Adjustment or Seasonal Availability Adjustment have been correctly calculated and invoiced in accordance with this Agreement.

6.4                    Billing and Payment Records. Each Party will, until the end of one (1) year after its receipt of any invoice, make available to the other Party, and each Party may audit, such books and records of the other Party as are necessary for such Party to verify the calculation of the Monthly Capacity Payments, the Monthly Energy Payments, any Monthly Availability Adjustment, any Seasonal Availability Adjustment and any other invoice, charge or payment demand made in connection with this Agreement.

ARTICLE 7

PERFORMANCE SECURITY

7.1                    Seller Performance Security. Upon execution of this Agreement, Seller shall deliver to Buyer Eligible Collateral in an amount [***] (the “Seller Performance Security”). The Seller Performance Security shall be reduced to (a) [***] as of the first Day of the [***] Annual Period, (b) [***] as of the first Day of the [***] Annual Period, and (c) [***] as of the first Day of the [***] Annual Period. The parties agree that the initial Seller Performance Security shall be in the form of a Seller Guaranty from Duke Capital Corporation. In the event that a Material Adverse Change occurs in respect of Seller, upon two (2) Business Days prior written notice from Buyer, Seller shall deliver to Buyer replacement Seller Performance Security in the form of Eligible Collateral. Seller shall endeavor to give Buyer prompt written notice of any Material Adverse Change in respect of Seller but the failure to do so shall not be a Default or Event of Default hereunder.

7.2                    Buyer Performance Security. In the event that a Material Adverse Change occurs in respect of Buyer, upon two (2) Business Days prior written notice from Seller, Buyer shall deliver to Seller Eligible Collateral in the same amount as the Seller Performance Security (“Buyer Performance Security”), which shall be reduced at the same times and to the same amounts set forth in Section 7.1 for the Seller Performance Security. Buyer shall endeavor to give Seller prompt written notice of any Material Adverse Change in respect of Buyer but the failure to do so shall not be a Default or Event of Default hereunder.

7.3                    Replacement Collateral, Release of Collateral. Upon any reduction of the amount of the Seller Performance Security or Buyer Performance Security pursuant to Section 7.1 or 7.2, the beneficiary thereof shall upon two (2) Business Days

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written request by the other Party release any Eligible Collateral that is no longer required. The choice of any Eligible Collateral provided by a Party may be selected from time to time by such Party, and upon receipt of substitute Eligible Collateral, the holder of the Eligible Collateral for which substitution is being made shall promptly release such Eligible Collateral. Notwithstanding the foregoing, as long as Seller is an Affiliate pf Duke Capital Corporation, and Duke Capital Corporation qualifies as a Seller Guarantor, Seller shall not substitute another Seller Guarantor for Duke Capital Corporation.

ARTICLE 8

PROJECT IMPLEMENTATION AND CONSTRUCTION

8.1                    Project Implementation. Seller acknowledges that Buyer has entered into this Agreement with the expectation that the Commercial Operation Date will occur prior to the Required Commercial Operation Date. The provisions of Sections 8.2, 8.3 and 8.4 constitute the Parties’ agreements concerning the Commercial Operation Date and the consequences of the failure of the Commercial Operation Date to occur by such date.

8.2                    Design and Construction of the Facility

8.2.1            If the Facility is not in Commercial Operation by January 1, 2003, Seller will provide Buyer with Initial Synchronization Date and Commercial Operation Date estimates (“Milestone Schedule”). Seller shall notify Buyer of any changes in these estimates and the status of construction as they may occur from time to time (including the reason(s) for the change); provided, however, that such notification shall not relieve Seller from any of its obligations set forth elsewhere herein.

8.2.2            Buyer shall have the right to reasonably request information regarding the status of the Facility and to inspect its construction, start-up and testing. Seller shall cooperate and shall cause the owner and operator of the Facility and its contractors to cooperate in providing the information requested by Buyer and in such physical inspections of the Facility as may be reasonably required by Buyer during and after completion of construction. Buyer shall provide reasonable prior notice to Seller regarding such inspections. All activities of Buyer, its designated employees and agents at the Site shall be subject to the rules and procedures of Seller and the owner or operator of the Facility (including, without limitation, those related to health and safety).

8.3                    Failure to Achieve Required Commercial Operation Date.

8.3.1            In the event that the Commercial Operation Date does not occur on or before the Required Commercial Operation Date, Seller shall deliver to Buyer from Alternate Resources, the amount of energy Scheduled by Buyer, up to a maximum of [***] in any one hour (the “Cover Amount”), in accordance with Section 8.4, for each Day of the period beginning on the Required Commercial Operation Date and ending on the earlier of March 1, 2006 and the Commercial Operation Date (the “Cover Period”). Seller shall continuously apprise Buyer of (a) the schedule for the Commercial Operation Date, including during the Cover Period if applicable, and (b) the adequacy of transmission systems (other than the Transmission System) and any constraints that Seller learns or determines are being or may be imposed by the security coordinators of such transmission systems. Seller shall respond to Buyer’s reasonable requests for information related to the foregoing.

8.3.2            In the event that the Commercial Operation Date does not occur on or before March 1, 2006, then this Agreement shall terminate effective immediately and Seller shall

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pay Buyer as liquidated damages an amount of [***] in full discharge of Seller’s obligations hereunder and neither Party shall have any further liability under this Agreement.

8.4                    Cover Period Energy

8.4.1            During the Cover Period, if any, Buyer and Seller agree as follows:

8.4.1.1   Buyer shall issue Scheduling Instructions in accordance with the provisions of this Agreement regarding Scheduling, and Seller shall, at its expense, deliver or cause to be delivered all energy so Scheduled (but not in excess of the Cover Amount) to an Alternate Delivery Point designated by Seller.

8.4.1.2   Subject to the terms of this Agreement, during the Cover Period, Buyer shall make Monthly Capacity Payments in accordance with Appendix A and Buyer will pay Seller in accordance with applicable portions of Appendix B for the Scheduled energy delivered during the Cover Period. For purposes of calculating the price for energy pursuant to Appendix B, the first [***] of Scheduled energy shall be treated as Base Energy and any Scheduled energy in excess of [***] shall be treated as Supplemental Energy.

8.4.1.3   If Seller fails to deliver any Scheduled energy (up to the Cover Amount), Seller shall pay to Buyer, within [***] of receipt of an invoice therefor, an amount equal to Buyer’s Incremental Replacement Costs. Buyer will submit such invoices on a [***] basis unless the accrued amount of unpaid Incremental Replacement Costs after set off of any amounts owed Seller by Buyer hereunder exceeds [***] in which case Buyer may invoice Seller in its discretion. If Seller fails to pay the Incremental Replacement Costs when due, Buyer may charge interest at the Interest Rate from the date such

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amount was due until the date of the payment.

ARTICLE 9

INTERCONNECTION AND METERING

9.1                    Interconnection Agreement. The Interconnection Agreement will govern the construction, ownership and operation of the Interconnection Facilities.

9.2                    Meters

9.2.1            Seller shall or shall cause others to design, locate, construct, install, own, operate and maintain the Metering System in accordance with Prudent Industry Practices in order to measure and record the amount of energy and capacity delivered from the Facility to Buyer at the Interconnection Point. The meters shall be of a mutually acceptable accuracy range and type. Neither Buyer, Seller, Seller’s Affiliates nor the employees, subcontractors or contractors of any of them shall willfully tamper with the Metering System with the intent of fraudulently or wrongly modifying the amounts paid by Buyer under this Agreement. Buyer may, at its own cost, install additional meters or other such facilities, equipment or devices on Buyer’s side of the Interconnection Point as Buyer deems necessary or appropriate to monitor the measurements of the Metering System; provided, that in all cases Seller will be entitled to base its invoiced amounts solely by reference to its own Metering System. The Parties shall mutually agree on the telemetering equipment that is appropriate to coordinate the Facility with the Scheduling Center and Seller shall, at its sole cost, install or cause the installation of such telemetering equipment. The telemetered data shall be delivered by Seller to the electrical switchyard of the Facility.

9.2.2            Seller shall or shall cause others to inspect and test all meters at such times as will conform to Prudent Industry Practices, but not less often than once biennially. Seller shall be responsible for all costs and expenses incurred in connection with such inspections or tests.

9.2.3            If the Metering System fails to register, or if the measurement made by a metering device is found upon testing to vary by more than one percent (1.0%) from the measurement made by the standard meter used in the test, an adjustment shall be made correcting all measurements of energy made by the Metering System during: (i) the actual period when inaccurate measurements were made by the Metering System, if that period can be determined to the mutual satisfaction of the Parties; or (ii) if such actual period cannot be determined to the mutual satisfaction of the Parties, the second half of the period from the date of the last test of the Metering System to the date such failure is discovered or such test is made (“Adjustment Period”). If the Parties are unable to agree on the amount of the adjustment to be applied to the Adjustment Period, the amount of the adjustment shall be determined: (i) by correcting the error if the percentage of error is ascertainable by calibration, tests or mathematical calculation; or (ii) if not so ascertainable, by estimating on the basis of deliveries under similar conditions during the period since the last test. Within thirty (30) Days after the determination of the amount of any adjustment, Buyer shall pay Seller any additional amounts then due for deliveries of energy or Designated Capacity during the Adjustment Period or Buyer shall be entitled to a credit against any subsequent payments for energy or Designated Capacity, as the case may be.

9.2.4            Buyer and its representatives shall be entitled to be present at any test, inspection, maintenance and replacement of any part of the Metering System relating to obligations under this Agreement.

ARTICLE 10

COMMERCIAL OPERATION AND ANNUAL PERFORMANCE TESTING

10.1              Commercial Operation Test. The Tested Reliable Capacity of the Facility shall be established in accordance with Appendix A and the Performance Test procedures set forth in Appendix D. Seller shall designate the initial Designated Base Capacity and the initial Designated Supplemental Capacity in accordance with Appendix A.

10.2              Capacity Examination

10.2.1 Prior to each Annual Period following the Delivery Commencement Date, Seller may redesignate the Designated Base Capacity and the Designated Supplemental Capacity in accordance with Appendix A. Ether Seller or Buyer may elect to have a new Performance Test performed as provided in Appendix A.

10.2.2 If as a result of any reduction in the Tested Base Capacity or Tested Supplemental Capacity through a Performance Test, the Designated Base Capacity exceeds the Tested Base Capacity or the Designated Supplemental Capacity exceeds the Tested Supplemental Capacity, the Designated Base Capacity and the Designated Supplemental Capacity, as the case may be, shall be reduced to the demonstrated level as provided in Appendix A, Section A.3.

10.2.3 Subject to Sections 13.3.3.2.2 and 17.1.9 of this Agreement, the payment of liquidated damages pursuant to Appendix A, Section A.3, shall be Buyer’s sole and exclusive remedy for a reduction of the Tested Reliable Capacity below the lower end of the Contracted Capacity range.

10.3              Disputes Concerning Capacity Tests. In the event the Parties disagree with respect to the Performance Test results, the dispute shall be resolved pursuant to the provisions of Article 20 applicable to Performance Test results. If such dispute is not resolved by the first Day of any Annual Period, the Designated Capacity for such Annual Period may not exceed that capacity demonstrated by the most recent undisputed Performance Test, subject to the outcome of this dispute resolution process.

ARTICLE 11

OPERATION AND MAINTENANCE

11.1              Operation and Maintenance

11.1.1 Seller shall or shall cause others to manage, control, operate and maintain all parts of the Facility in a manner consistent with Prudent Industry Practices, taking into account Buyer’s right to Schedule the Facility, and in accordance with applicable planning standards and operating policies of the SERC and NERC and in accordance with the Operating Procedures to be developed by the Operating Committee. Seller shall and shall cause others to: (i) be in compliance with all Legal Requirements applicable to Seller and to the owner and operator of the Facility and (ii) diligently seek to obtain, maintain, comply with and, as necessary, renew and modify from time to time, any and all Consents. Notwithstanding the foregoing, a failure by Seller to comply with the provisions of this Section 11.1.1 shall not constitute an Event of Default under Section 17.1.5; provided, however, that Buyer shall have the right to seek the remedy of specific performance with respect to any such failure.

11.1.2 Seller and Buyer shall mutually develop written Operating Procedures no later than sixty (60) Days prior to the Required Commercial Operation Date. Topics covered shall include deliveries of energy during start-up and testing of the Facility; the method of day-to-day communications; clearance and switching practices; daily capacity availability and energy reports; Facility operations log; reactive power output; technical limits regarding Facility operation (such as minimum run times, minimum down times between starts, and other limits specified in Appendix C); ramp rates for the delivery of power to the Transmission System; coordination of maintenance scheduling; designation of confidential information and such other matters as the Operating Representatives shall agree are appropriate. The Operating Representatives shall be responsible for modifying, from time to time, these Operating Procedures in writing to reflect agreed upon changes. In the event of inconsistency or conflict between the Operating Procedures and specific terms of this Agreement, the specific terms of this Agreement shall take precedence.

11.1.3 Seller shall or shall cause others to employ at the Facility all safety devices and safety practices required by Prudent Industry Practices. To the extent consistent with Prudent Industry Practices, Seller shall keep accurate records of any accident or other occurrence at the Site that results in injury to persons or damage to property. Seller shall provide to Buyer reasonable access to these records upon not less than seven (7) Days notice during normal business hours, but shall not be required to provide access to employment records regarding Facility personnel.

11.2              Maintenance Scheduling

11.2.1 Commencing in 2004 and each year thereafter, Seller shall submit to Buyer, before September 1, maintenance schedules and outage plans for the Facility that conform to Prudent Industry Practices for similar equipment, including in terms of frequency and duration (“Maintenance Schedules”), for the next four (4) Annual Periods or the number of such Annual

Periods remaining in the Term, whichever is less. Seller stall not schedule any maintenance of the Facility during the Months of May through September of any Annual Period that would decrease the capacity output of the Facility below the Designated Capacity without the prior written consent of Buyer. Buyer shall have thirty (30) Days to review the proposed Maintenance Schedules and may propose changes to the Maintenance Schedule for the next Annual Period provided that they are reasonable in light of the burdens that such changes impose on Seller compared to the burdens avoided by Buyer as a result of such changes and do not delay any scheduled maintenance to a later Annual Period. Any such changes proposed by Buyer shall be accompanied by an explanation of the reasons that Buyer requires such changes. Such changes shall be incorporated into the Maintenance Schedules for such next Annual Period within thirty (30) Days, to the extent that they involve maintenance scheduled during the Months of January or February. To the extent that such changes involve maintenance scheduled during the Months of March, April, October, November or December, they shall also be incorporated into the Maintenance Schedules unless Seller provides supporting documentation within thirty (30) Days demonstrating that such changes (a) will cause Seller to incur incremental additional costs that are material, or (b) would be contrary to Prudent Industry Practices. Notwithstanding the foregoing, Seller shall not be required to incorporate any changes that (w) would reasonably be expected to result in equipment damage or excessive degradation, (x) would reasonably be expected to result in voiding Seller’s equipment warranty, (y) would reasonably be expected to cause Seller to violate its obligations under its existing long term maintenance agreement with the General Electric Company in any material respect; or (z) would require Seller to conduct maintenance at the same time as Seller has scheduled maintenance at the Seller’s Murray II Generating Facility. In the event that Seller is not required to accept Buyer’s proposed

Maintenance Schedule changes in the Months of March, April, October, November or December because such changes will cause Seller to incur material incremental costs, Buyer and Seller agree to use commercially reasonable efforts to promptly develop Maintenance Schedules that are reasonably acceptable to the Parties, considering the burdens that Buyer’s changes impose on Seller compared to the burdens avoided by Buyer as a result of such changes. Any dispute concerning this Section 11.2.1 shall be resolved in accordance with the provisions of Article 20 applicable to Maintenance Schedule disputes. The outages scheduled in the final approved Maintenance Schedule shall be the “Scheduled Outages” for purposes of this Agreement.

11.2.2 In addition to Scheduled Outages, Seller may request an unlimited number of Maintenance Outages during any Annual Period. Seller shall request each Maintenance Outage at least twenty-four (24) hours in advance. Such request shall identify the equipment and Designated Capacity that will not be available for Schedule and the proposed start time and duration for the Maintenance Outage. Buyer shall respond to Seller’s request as soon as reasonably practicable. Seller shall not take a Maintenance Outage without Buyer’s prior written or telephonic consent, and such consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Parties acknowledge that it shall be reasonable for Buyer to deny any request for a Maintenance Outage if Buyer reasonably believes that it may Schedule the Facility to a level that would require the availability of the equipment that is proposed to be unavailable during the Maintenance Outage. Buyer shall have the right to revoke its consent to a Maintenance Outage if changed conditions require Scheduling of the Designated Capacity scheduled to be unavailable during such Maintenance Outage; provided, however, that Buyer may only revoke its consent if it provides Seller with notice of revocation at least twelve (12) hours prior to the scheduled start of the Maintenance Outage. In addition, if Buyer reasonably requests Seller to return all or part of that portion of the Facility that is affected by the Maintenance Outage to full availability status, Seller shall comply as soon as reasonably practical.

11.3              Access to the Site and the Facility

11.3.1. Seller grants and has caused others to grant Buyer, its designated employees and agents the right to enter the Site with such prior notice to Seller as is reasonable to: (i) install, operate, maintain, replace and/or remove the Interconnection Facilities; (ii) inspect, maintain, and test meters and other Buyer equipment; (iii) interconnect, interrupt, monitor, or measure energy generated by the Facility in accordance with the terms of this Agreement; (iv) monitor Performance Tests; (v) inspect the Facility, and (vi) inspect and test facilities related to the supply of Natural Gas. All activities of Buyer, its designated employees and agents at the Site shall be subject to the rules and procedures of Seller and the owner or operator of the Facility (including, without limitation, those related to health and safety).

11.4              Availability of Records. Seller shall or shall cause others to keep accurate records and all other data necessary for the purposes of proper administration of this Agreement in accordance with the following guidelines:

11.4.1 All such records shall be maintained for a minimum of two (2) years after the creation of such record or data and for any additional period of time required by Governmental Authorities with jurisdiction over Seller, provided, however, that such records will be kept for as long as is necessary to complete any audit that began or was announced during such two-year period.

11.4.2 An accurate and up-to-date operating log shall be maintained at the Facility with records of: (i) real and reactive power production for each clock hour; (ii) changes in operating status; (iii) Scheduled Outages, Maintenance Outages and Forced Outages; (iv) any unusual conditions found during inspections; and (v) any significant events related to the operation of the Facility.

11.4.3 Buyer shall have the right from time to time, upon not less than seven (7) Days notice to Seller and during normal business hours, to examine the records and data relating to this Agreement.

11.5              Disclaimer. Seller understands and agrees that Buyer’s receipt and review of any material related to the Project or any physical inspection of the Facility conducted by Buyer under any provision of this Agreement is solely for its own information. By conducting such reviews or inspections, Buyer makes no endorsement of the design or representation or warranty of the safety, durability or reliability of the Facility, all of which are the sole responsibility of Seller in accordance with the terms of this Agreement, and Buyer shall not be deemed to have accepted any condition of the Facility that is not in full compliance with the terms hereof. Seller shall in no way represent to any third party that, as a result of the Buyer’s receipt and review of any material or any inspections, Buyer is in any way responsible for the engineering or construction soundness of the Facility.

11.6              Operating Committee

11.6.1 The Parties shall establish an Operating Committee comprised of two (2) Operating Representatives, one (1) appointed by each of Seller and Buyer. Seller and Buyer, as the case may be, shall provide written notice of such appointments to the other Party. Such appointments may be changed at any time by similar written notice. The Operating

Representatives shall meet as necessary, but not less often than once each calendar year, at a mutually agreeable time and place upon prior written notice. The Operating Representatives shall represent the Parties in all matters arising hereunder that may be delegated to them by mutual agreement of the Parties, but shall not have the authority to modify or amend the terms of this Agreement.

11.6.2 Each Party shall cooperate in providing to the Operating Representatives all information required in the performance of their duties. If the Operating Representatives are unable to agree on any matter falling under their jurisdiction, such matter shall be submitted to senior officers for discussion and resolution. All decisions and agreements made by the Operating Representatives or their principals shall be evidenced in writing.

11.7              Equipment Failures

11.7.1 If the Facility suffers a Forced Outage due to equipment failure, Seller shall use commercially reasonable efforts to repair the Facility and end the Forced Outage as soon as practicable under the circumstances. If a Party believes in good faith that the Forced Outage will have a duration of longer than one (1) Month, Seller shall, or Buyer may request that Seller, provide a repair plan which shall describe, to the extent known, (i) the cause of the Forced Outage, (ii) the efforts to be taken by Seller to repair the Facility, and (iii) the estimated duration of the Forced Outage. Seller shall update its repair plan from time to time as additional information becomes available.

11.7.2 If Seller estimates in good faith in its repair plan, or in any update to its repair plan, that the Forced Outage will have a duration of fifteen (15) Months or longer, or if the Forced Outage continues for more than twenty-four (24) Months, then either Party shall have the right, upon prior written notice received by the other Party within thirty (30) Days of receipt by Buyer of Seller’s repair plan, or update to such repair plan, as the case may be, or at any time which is more than twenty-four (24) Months following the beginning of such Forced Outage, to terminate this Agreement effective on the thirtieth (30th) Day following receipt of such notice. The effective date of such termination shall be deemed to be an Early Termination Date within the meaning of Section 17.3.1, and Buyer shall be entitled, as its sole remedy in respect of such termination, to receive the Termination Payment pursuant to Section 17.3.2 (calculated as if Buyer were the Non-Defaulting Party); provided, however, that in the case where Buyer elects to terminate this Agreement pursuant to this Section 11.7.2, if the Forced Outage was not caused by a failure to operate or maintain the Facility in accordance with Prudent Industry Practices, such Termination Payment shall not exceed [***] provided further that in the case where Seller elects to terminate this Agreement pursuant to this Section 11.7.2, Seller’s estimated return-to-service date in its latest repair plan shall be deemed to be the Early Termination Date within the meaning of Section 17.3.1. Any dispute between the Parties concerning Seller’s estimated return-to-service date in any repair plan submitted to Buyer pursuant to this Section 11.7.2 shall be resolved in accordance with the provisions of Article 20 applicable to such repair plans.

ARTICLE 12

FUEL SUPPLY

12.1              Primary Fuel Supply Plan.

12.1.1 Except as otherwise provided in this Agreement, Seller shall have sole responsibility for making available to the Facility the quantities of Natural Gas at the rates of

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delivery required to accommodate Buyer’s Scheduling Instructions, subject to the scheduling flexibility permitted by the application of the pipeline’s tariff. If Seller is unable to meet Buyer’s Schedule as a result of Seller’s failure to provide the required quantities of Natural Gas for reasons other than a Force Majeure Event, Seller shall reimburse Buyer for the Incremental Replacement Cost of the energy that Seller is unable to provide.

12.2              Natural Gas Transportation Capacity.

12.2.1 Except as otherwise provided in this Agreement, Seller shall bear all actual costs incurred to provide delivered Natural Gas to the Facility in order to meet Buyer’s Schedules.

12.2.2 At Seller’s expense Seller shall acquire, construct, own, operate and maintain, all facilities, infrastructures and property interests that are necessary for Seller to receive, measure and use Natural Gas which Seller is required to deliver pursuant to this Agreement so as to enable the Facility to produce energy as committed to Buyer under this Agreement.

12.2.3 Seller shall have the right, pursuant to this Section 12.2.3, to designate firm transportation capacity on the Texas Eastern Transmission Company Pipeline, the Tennessee Gas Pipeline or the Southern Natural Gas Pipeline (whether firm, released firm or other options that provide firm transportation capacity) to serve this Agreement. Such designation shall be made by written notice to Buyer given, with respect to firm transportation capacity acquired by Seller prior to February 1, 2005, on or before May 1, 2005, and with respect to firm transportation capacity acquired by Seller after February 1, 2005, on or before the date [***] after the date of acquisition of such transportation capacity. Each notice shall

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provide detailed information as to such firm transmission capacity, including, without limitation, the terms thereof and the actual cost to Seller of acquiring such firm transportation capacity, and shall be accompanied with a copy of the contract or other agreement pursuant to which such transaction capacity is being provided. The designation of firm transportation capacity to serve this Agreement (any such capacity being hereinafter referred to as “Earmarked Capacity”), shall not restrict the ability of Seller to modify the terms thereof to assign, transfer or release all or any part thereof, but for as long as any such Earmarked Capacity is held by Seller, such Earmarked Capacity shall, to the extent not already used to provide Natural Gas to meet Buyer’s Schedules, be made available to Buyer to transport Natural Gas supplied by Buyer pursuant to Section 12.4. Earmarked Capacity shall be deemed to be the first transportation capacity used to meet Buyer’s Schedules. Seller shall provide Buyer prompt written notice of any modification to the terms of, or assignment, transfer or release of any Earmarked Capacity, and to extent assigned, transferred or released, such transportation capacity shall no longer be considered Earmarked Capacity.

12.3              Energy Price. Buyer shall pay, in accordance with Appendix B, for energy that is, delivered to Buyer pursuant to the Buyer’s Scheduling Instructions, including energy received during periods of ramp up and ramp down. Subject to Section 5.1.2, Buyer is not responsible for costs associated with generating energy at the Facility for any other purposes, including (but not limited to) Station Service, initial start-up, testing and synchronization of the Facility and sales to third parties.

12.4              Intraday Gas.

12.4.1 When energy is scheduled pursuant to intraday Scheduling parameters prior to the Tolling Commencement Date, Seller will provide Buyer a commodity gas price for supplying Natural Gas to the Facility, or for buying back excess Natural Gas resulting from an intraday Schedule decrease, as appropriate. Buyer shall have the option of (i) not changing the existing Scheduling Instruction, (ii) proceeding with the intraday Scheduling increase or decrease based on the quoted price (to buy the incremental gas supply, or to “sell-back” the excess Natural Gas supply, as applicable), (iii) proceeding with the intraday Scheduling increase and notifying Seller that Buyer will supply the required incremental Natural Gas supply (a) into the East Tennessee Pipeline for delivery to the Facility, or (b) at the receipt point of any Earmarked Capacity available to meet Buyer’s intraday Schedules pursuant to Section 12.2.3, if applicable, and in either case, Buyer shall be obligated to pay the Fuel Use and Commodity Rate for such quantity of Natural Gas determined pursuant to Appendix B, Section D, or (iv) proceeding with the intraday Scheduling decrease and purchase from Seller at Seller’s quoted price, and take delivery of, all surplus Natural Gas supply resulting from the intraday Scheduling decrease.

12.5              Alternative Fuel Supply Arrangements

12.5.1 If Buyer desires additional intraday scheduling flexibility, Buyer may during the Month of [***] in any year, commencing with [***] give Seller notice of its election to supply Natural Gas to the Facility to meet its Schedules. Any such notice shall, unless withdrawn, be effective on [***] of the calendar year following the year in which such notice is given (the “Tolling Commencement Date”).

12.5.2 Effective on the Tolling Commencement Date, for the remainder of the Term (i) Seller shall be relieved of all obligations under this Agreement to supply Natural Gas to the Facility to meet Buyer’s Schedules and, except as provided in Section 12.5.3, to make Natural

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Gas transportation capacity available to transport Natural Gas to the Facility, and (ii) Buyer shall bear all actual costs incurred to provide delivered Natural Gas to the Facility in order to meet its Schedules, which, in the case of charges imposed by East Tennessee, shall, with respect to the firm transportation capacity made available to Buyer by Seller pursuant to the last sentence of this Section 12.5.2, be [***] and [***] Buyer shall retain title to Natural Gas provided by Buyer on and after the Tolling Commencement Date, the title to all energy generated by the Facility as a result of the conversion of such Natural Gas to energy in the Facility shall vest in Buyer immediately upon generation thereof and this Agreement shall be treated as creating a tolling arrangement pursuant to which Seller makes the Facility available to Buyer to convert Buyer’s Natural Gas into Buyer’s energy. Notwithstanding the foregoing, risk of loss of Natural Gas shall pass from Buyer to Seller at the delivery point into East Tennessee or such other point as to which Buyer and Seller may agree, and risk of loss of energy generated at the Facility shall pass from Seller to Buyer at the Interconnection Point. From and after the Tolling Commencement Date for the remainder of the Term, Seller shall make available to Seller [***] of the firm Natural Gas transportation capacity on East Tennessee held by Seller on the date of this Agreement to meet Buyer’s Schedules.

12.5.3 Effective on the Tolling Commencement Date, Seller shall convey to Buyer by assignment, release or other means all Earmarked Capacity in accordance with the pipeline’s tariffs and in a manner that, to the extent possible, preserves the economic benefits of such firm transportation capacity. Seller shall be responsible for, and shall indemnify and hold Buyer and its Affiliates harmless from, all costs, expenses and liabilities in respect of the Earmarked Capacity conveyed to Buyer to the extent such costs, expenses and liabilities relate to periods prior to the Tolling Commencement Date and Buyer shall be responsible for, and shall

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indemnify and hold Seller and its Affiliates harmless from, and shall obtain the release of Seller and its Affiliates from, any and all costs, expenses and liabilities in respect of the Earmarked Capacity conveyed to Buyer to the extent such costs, expenses and liabilities relate to periods on or after the Tolling Commencement Date.

12.5.4 The Parties agree to put into place procedures effective as of the Tolling Commencement Date which (i) preserve for the Parties the economic effect of the heat rates used in the calculation of the energy price to meet Buyer’s Schedules (including ramp-ups and ramp-downs) prior to the Tolling Commencement Date, (ii) provide for the delivery of Natural Gas to the Facility at Seller’s expense (based on Buyer’s actual costs) to allow Seller to fulfill its obligations under this Agreement, including Station Service and initial start-up Natural Gas to meet Buyer’s Schedules and Natural Gas consumed for testing and synchronization of the Facility, (iii) preserves the ability of Seller to provide Natural Gas to the Facility at its own cost and expense for purposes other than meeting Buyer’s Schedules, or otherwise fulfilling its obligations under this Agreement, (iv) provide for the appropriate metering of Natural Gas for the Facility, (v) result in each Party being responsible for its own Natural Gas imbalance penalties, and (vi) provide for such other matters as to which the Parties agree are necessary or appropriate for restructuring this Agreement as a tolling arrangement; provided, however, that neither Party shall have any obligation to agree to any procedures that modify the economic arrangements (other than Natural Gas supply) contained in this Agreement or benefits of this Agreement to such Party. The Parties agree that Buyer is not responsible for the costs incurred with generating energy at the Facility for any purposes other than pursuant to Buyer’s Schedules, including (but not limited to) Station Service, initial start-up, testing and synchronization of the Facility and sales to third parties. Either Party may, at any time after June 1, 2003, request that work on such procedures commence with the objective of completing such procedures within ninety (90) Days after commencement thereof.

ARTICLE 13

ENERGY SCHEDULING AND TRANSMISSION

13.1              Coordination and Scheduling.

13.1.1 Buyer and Seller agree to Schedule the Facility in accordance with the procedures set forth in this Section 13.1 and Appendix C, Section II Seller is not obligated to deliver energy in response to those portions of Scheduling Instructions that materially deviate from such procedures.

13.1.2 The electrical output committed under this Agreement shall be subject to Scheduling Instructions issued by the Scheduling Center. Seller shall cause the Facility operator to comply with such Scheduling Instructions at the time designated for compliance therewith, subject to Prudent Industry Practices, the Technical Limits and the Scheduling procedures set forth in Appendix C. At the request of Buyer, Seller shall make reasonable efforts to cause the Facility to control voltage by producing or absorbing reactive power subject to the Technical Limits and other technical operating constraints; provided, however, that such actions do not cause Seller to violate any provisions of its Interconnection Agreement and provided that Buyer shall reimburse Seller for any incremental costs incurred by Seller (including the cost of reduced output), in excess of those costs Seller would have incurred under the Interconnection Agreement, as a result of Seller’s compliance with any such requests.

13.1.3 Buyer covenants that determinations to submit Scheduling Instructions to Seller shall be based solely on considerations of the reliability of Buyer’s system, economic dispatch order and the costs associated with economic unit commitment, and not on the availability status of the Facility or any impact that the determination may have on Monthly Capacity Payments.

13.1.4 Buyer and Seller shall maintain written records of the quantities of energy to be delivered each hour during the Term. Following the Delivery Commencement Date, Buyer may Schedule energy at any time during the Term and Seller shall cause the entire output capability of the Facility to be available to Buyer when Scheduled.

13.1.4.1 If Buyer elects to Schedule energy for delivery on the next Business Day, Buyer shall provide its Schedule for such delivery to Seller no later than 8:30 a.m. CPT on the Business Day prior to the Day of delivery. This day-ahead Scheduling Instruction will also include any electric deliveries from midnight to midnight for any calendar Days that precede the next Business Day (i.e. weekends and holidays). Buyer shall also provide a non-binding, good faith estimate of its Scheduling Instructions for the twenty-four (24) hour period following the next Business Day. Subject to any then existing tariff provisions and operational constraints of the upstream pipelines, including any scheduling flexibility offered by the pipeline operator, Buyer may submit Scheduling Instructions for each hour in increments of fifty (50) MW, which may vary hour to hour, subject to a minimum of two hundred (200) MW up to the full Base Energy output capability. Each Scheduling Instruction shall cover a minimum period of eight (8) consecutive hours. Supplemental Energy may also be Scheduled by Buyer at the full Designated Supplemental Capacity each hour subject to a minimum of four (4) consecutive hours per Day. Scheduling of the entire Designated Base Capacity is a prerequisite to the Scheduling of Supplemental Energy. Buyer will be required to accept and pay for energy during ramp up and ramp down periods at a price which reflects the heat rate for the Scheduled amount, but otherwise as determined for Base Energy or Supplemental Energy, as the case may be.

13.1.4.2 For Scheduling Instructions submitted after the day-ahead deadline, Buyer must provide Seller with a proposed revised Schedule at least two (2) hours prior to the start-up or ramp up of energy delivery, subject to any then existing tariff provisions and operational constraints of the upstream pipelines, including any scheduling flexibility offered by the pipeline operator. Within thirty (30) minutes thereafter, Seller will provide Buyer with an estimate of the economic consequences of such intraday Scheduling Instruction after which Buyer shall notify Seller no later than thirty (30) minutes following receipt of Seller’s estimate if it elects to implement such intraday Scheduling Instructions. If energy is not already Scheduled, Buyer will be assessed a turbine start event, in accordance with Appendix B, Section C. Buyer will be responsible for the actual costs of implementing the intraday Scheduling Instruction, including any associated imbalance penalties, if any, assessed by The Southern Company pursuant to the Southern OATT, and by the gas transportation providers. As provided in Section 12.4, Buyer shall have the right to supply its own intraday gas commodity if it elects not to utilize the gas commodity offered by Seller for the intraday Schedule Instruction.

13.1.4.3 Notwithstanding anything contained in Section 13.1.4.2 to the contrary, if Seller elects to meet Buyer’s Schedules from Alternate Resource(s), (i) Buyer shall not have the right to give intraday Scheduling Instructions during the calendar week in which Alternate Resource(s) are first used as a result of any Forced Outage, and (ii) thereafter, Buyer’s right to give intraday Scheduling Instructions shall be subject to any then existing tariff provisions and operational constraints of the upstream pipelines, including any scheduling flexibility offered by the pipeline operator, serving the Alternate Resource(s).

13.1.5 Seller may from time to time request that the Facility be allowed to deliver electric energy output to Buyer in order to test and/or evaluate Facility equipment (“Operator Requested Schedule”). Seller shall request such Operator Requested Schedule from Buyer at least one (1) Business Day in advance, and Buyer shall have the right to approve such Operator Requested Schedule (such approval not to be unreasonably withheld, conditioned or delayed). If, for whatever reason, Buyer determines that it is necessary to Schedule the Facility during an Operator Requested Schedule, then Buyer may cancel or interrupt, as the case may be, the Operator Requested Schedule and subsequently Schedule the Facility as it deems appropriate. Payment for any energy delivered resultant from any such Operator Requested Schedule will be as described in Section 5.1.2 of this Agreement.

13.2              Effect of System Emergencies. The Parties recognize that pursuant to the Interconnection Agreement, Seller may be required to take certain actions during System Emergencies and may be required to disconnect the Facility from the Transmission System to allow for repair or maintenance on the Interconnection Facilities or the Transmission System. Subject to the provisions of Section 13.3, to the extent that Seller is required pursuant to the Interconnection Agreement to take any action, other than instances where Seller’s acts or omissions are the cause for the required actions, which will adversely affect its ability to meet Buyer’s Schedules, Seller shall be excused from meeting Buyer’s Schedules and the amount of energy that Seller is unable to deliver to Buyer as a result of such action shall not be treated as MWh Scheduled.

13.3              Effect of Certain Transmission Constraints.

13.3.1 If, as a result of an outage (a “Conasauga Line Outage”) on that segment of the Transmission System consisting of the 500 kV transmission line between the Conasauga 500 kV substation and the Bowen 500 kV substation (or, if different than the Bowen 500 kV substation, the substation closest to the Conasauga 500 kV substation to its south), Buyer is unable to use such segment for the transmission of energy from the Facility to Buyer’s loads, Buyer shall have the right to require Seller to deliver energy Scheduled during the remainder of the Conasauga Line Outage to an Alternate Delivery Point, and shall be entitled, for the period during which energy is to be delivered at the Alternate Delivery Point, to redesignate the Facility as not being a network resource pursuant to the Southern OATT. Buyer shall have the right to make separate elections as to whether to accept energy at the Delivery Point or an Alternate Delivery Point for each week of the Conasauga Line Outage. The first such election shall be made upon at least two (2) hours’ prior notice and each subsequent election shall be made upon at least twenty-four (24) hours’ prior written notice. Following receipt of a notice from Buyer requiring that energy be delivered at an Alternate Delivery Point, Seller shall, for energy Scheduled during the period covered by such notice, have the option either to (i) deliver the Scheduled energy at any Alternate Delivery Point selected by Seller either from the Facility or from Alternate Resources, or (ii) treat the Facility as being Unavailable as a result of a Forced Outage; provided, however, that in either case, and unless Seller elects to deliver energy from the Facility to Buyer, Seller shall have the right to sell the electrical capability of and the associated energy from the Facility to third parties during the period covered by such notice. Buyer shall provide Seller with prompt written notice of any Conasauga Line Outage and shall keep Seller fully informed as to the facts and circumstances surrounding such outage.

13.3.2 The Parties agree that Buyer and its Affiliates have no intention or obligation to expand the Transmission System in order to establish a separate electrical circuit connecting the Interconnection Point to the Transmission System. Buyer shall have no obligation to cause modifications to the Transmission System in preparation for the receipt and transmission of energy from Alternate Resources anytime during the Term.

13.3.3 Following the Delivery Commencement Date, in the event that constraints are imposed upon the Facility by the security coordinator of the transmission system of the Tennessee Valley Authority or are imposed on the Facility (but not on other native load facilities of The Southern Company and its Affiliates) by the security coordinator of a transmission system other than the Transmission System or the transmission system of the Tennessee Valley Authority (a “Transmission System Constraint”), the following provisions shall apply:

13.3.3.1 The Parties agree that fifty percent (50%) of MWh Scheduled which Seller is unable to deliver or which Buyer is unable to receive as a result of any Transmission System Constraint shall be included as MWh Delivered for purposes of the Monthly Availability Percentage and the Seasonal Availability Percentage calculations performed pursuant to Appendix A, Sections C and D. Each Party shall provide the other Party with prompt written notice of any Transmission System Constraints and the facts and circumstances surrounding such constraints.

13.3.3.2 If, as a result of the imposition of Transmission System Constraints, the Facility is unable to deliver or Buyer is unable to receive five percent (5%) of the MWh Scheduled during any period of one hundred twenty (120) Days in which Buyer Schedules energy in at least eight hundred (800) hours, either Party shall have the right, upon thirty (30) Days prior written notice to the other Party, to require that the Tested Reliable Capacity be reduced to an amount equal to a capacity level which, based on Buyer’s actual Schedules during such period and if such capacity level were the declared Designated Capacity, would have reduced the MWh Scheduled that Seller was unable to deliver as a result of the imposition of

Transmission System Constraints to two percent (2%) of the total MWh Scheduled during such period, with the amount of any such reduction being applied pro-rata to Tested Base Capacity and to Tested Supplemental Capacity. Such reduction shall be effective as of the date thirty-one (31) Days after receipt of such notice. Thereafter, the Tested Reliable Capacity determined pursuant to a Performance Test shall not exceed the amount determined pursuant to this Section 13.3.3.2, unless Seller provides Buyer with credible evidence that the effect of any Transmission System Constraints has been mitigated.

13.3.3.2.1 Within five (5) Business Days after the reduction of the Tested Reliable Capacity pursuant to the first sentence of Section 13.3.3.2, Seller shall, by written notice to Buyer, re-establish the Designated Base Capacity and the Designated Supplemental Capacity at levels which do not exceed the then current Tested Base Capacity and Tested Supplemental Capacity, and in the absence of any such notice, the Designated Base Capacity shall be equal to the Tested Base Capacity and the Designated Supplemental Capacity shall be equal to the Tested Supplemental Capacity.

13.3.3.2.2 If the Tested Reliable Capacity as reduced pursuant to the first sentence of Section 13.3.3.2 is less than two hundred eighty (280) MW, either Party shall have the right, upon ninety (90) Days prior written notice to the other Party, to terminate this Agreement. Following such termination, neither Party shall have any further liability or obligation hereunder except for any liability accrued prior to the effective date of such termination.

ARTICLE 14

INSURANCE

14.1              Insurance Required.

14.1.1 Seller shall acquire and maintain, or shall cause the owner of the Facility to acquire and maintain, at their sole cost and expense, the types and amounts of insurance coverage as are consistent with Prudent Industry Practices but in no event less than the types and amounts described in Appendix E and this Article 14. All such insurance shall be written by a company or companies with a Best’s rating of no less than “A.”

14.1.2 To the extent of the indemnities assumed by Seller hereunder, Buyer shall be designated as an additional insured as its interests may appear on all required policies, and each such policy shall be primary and shall not contribute to any insurance that may otherwise be maintained by, or on behalf of, Buyer.

14.1.3 To the extent of the indemnities assumed by Seller hereunder, all insurance required hereunder shall contain provisions waiving the insured’s and the insurer’s rights of subrogation or recovery of any kind against Buyer, its Affiliates and their respective agents, employees, officers, directors, successors and assigns.

14.1.4 Buyer shall acquire and maintain at its sole cost and expense, the types and amounts of insurance coverage as are consistent with Prudent Industry Practices but in no event less than the types and amounts described in Appendix E and this Article 14. All such insurance shall be written by a company or companies with a Best’s rating of no less than “A.”

14.1.5 To the extent of the indemnities assumed by Buyer hereunder, all insurance required hereunder shall contain provisions waiving the insured’s and the insurer’s rights of subrogation or recovery of any kind against Seller, the Facility Owner, the Facility operator and their respective Affiliates and their respective agents, employees, officers, directors, successors and assigns.

14.1.6 Notwithstanding this Agreement’s insurance requirements, each Party may self-insure all or any part of the insurance coverage provided for in this Agreement, subject to the other Party’s prior written consent. All self-insurance coverage shall be treated as if it were an insurance policy.

14.2              Certificates of Insurance-Seller. Within ten (10) Days of the execution of this Agreement, Seller will provide Buyer with certificates of insurance evidencing the required coverage set forth above and in Appendix E. Such certificates shall provide for a minimum of thirty (30) Days advance notice to Buyer of cancellation or material change in coverage. Failure by Seller to cause the procurement of the insurance coverage or the delivery of certificates of insurance required by this Article 14 or Appendix E shall not relieve Seller of the insurance requirements set forth herein or therein or in any way relieve or limit Seller’s obligations and liabilities under any other provision of this Agreement.

14.3              Certificates of Insurance-Buyer. Within ten (10) Days of the execution of this Agreement, Buyer will provide Seller with certificates of insurance evidencing the required coverage set forth above and in Appendix E. Such certificates shall provide for a minimum of thirty (30) Days advance notice to Seller of cancellation or material change in coverage. Failure by Buyer to cause the procurement of the insurance coverage or the delivery of certificates of insurance required by this Article 14 or Appendix E shall not relieve Buyer of the insurance requirements set forth herein or therein or in any way relieve or limit Buyer’s obligations and liabilities under any other provision of this Agreement.

ARTICLE 15

INDEMNIFICATION

15.1              Scope of Indemnity. Each Party (the “Indemnifying Party”) expressly agrees to indemnify, hold harmless and defend the other Party and its Affiliates, trustees, agents, officers, directors, employees, members and permitted assigns (“Indemnified Party”) against all claims, liability, costs or expenses (on an After-Tax Basis) for loss, damage or injury to the person or property of third parties in any manner directly or indirectly related to: (a) activities on the Indemnifying Party’s respective side of the Interconnection Point (in the case of such loss, damage or injury related to the generation, transmission or distribution of energy); or (b) any other activities to the extent that they involved the negligence or willful misconduct of the Indemnifying Party, unless such loss, damage or injury is the result of the negligence or willful misconduct of the Indemnified Party. Further, Seller agrees to indemnify, hold harmless and defend Buyer and its Affiliates, trustees, agents, officers, directors, employees, members and permitted assigns against all claims, liability, costs or expenses (on an After-Tax Basis) (x) imposed by any transmission system owner or operator (other than those of the Transmission System) and arising from the testing or operation of the Facility, or (y) arising from the negligence or willful misconduct of any Facility owner or operator.

15.2              Notice of Proceedings. An Indemnified Party which becomes entitled to indemnification under this Agreement shall promptly notify the other Party of any claim or proceeding in respect of which it is to be indemnified. Such notice shall be given as soon as reasonably practicable after the Indemnified Party obligated to give such notice becomes aware of such claim or proceeding. Failure to give such notice shall not excuse an indemnification obligation except to the extent failure to provide notice adversely affects the Indemnifying Party’s interests. The Indemnifying Party shall assume the defense thereof with counsel designated by the Indemnifying Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party reasonably concludes that there may be legal defenses available to it that are different from or additional to, or inconsistent with, those available to the Indemnifying Party, the Indemnified Party shall have the right to select and be represented by separate counsel, at the expense of the Indemnifying Party. If the Indemnifying Party fails to assume the defense of a claim, the indemnification of which is required under this Agreement, the Indemnified Party may, at the expense of the Indemnifying Party, contest, settle, or pay such claim; provided, however, that settlement or full payment of any such claim may be made only with the Indemnifying Party’s consent or, absent such consent, written opinion of the Indemnified Party’s counsel that such claim is meritorious or warrants settlement.

ARTICLE 16

FORCE MAJEURE

16.1              Definition of Force Majeure Event. For the purposes of this Agreement, a “Force Majeure Event” as to a Party means any occurrence, nonoccurrence or set of circumstances that is beyond the reasonable control of such Party and is not caused by such Party’s negligence, lack of due diligence, or failure to follow Prudent Industry Practices, including (without limitation) flood, ice, earthquake, windstorm or eruption; fire; explosion; invasion, riot, civil war, commotion or insurrection; sabotage, terrorism or vandalism; military or usurped power, or act of God or of a public enemy. The term Force Majeure Event shall not include: (i) the inability to meet a Legal Requirement or the change in a

Legal Requirement after the date of this Agreement which increases the costs of performance by a Party of its obligations hereunder but which does not preclude or make illegal such performance; (ii) a site-specific strike, walkout, lockout or other labor dispute over employment conditions at the Facility, (but not including any such action or matter as a result of an organizational campaign at the Facility); (iii) equipment failure, unless such equipment failure results directly from another Force Majeure Event; (iv) Seller’s inability to perform its obligations hereunder arising from its lack of ownership of or direct control over the Site or the Project; (v) unavailability of transmission capability, including a Conasauga Line Outage or any Transmission System Constraints; (vi) changes in market conditions that affect the cost or availability of the Facility’s fuel supply or the cost of power from resources other than the Facility; (vii) any event affecting the ability of a Party to provide Natural Gas to the Facility unless such an event affects firm transportation and constitutes a force majeure event under the applicable pipeline tariff, or is the result of an operational flow order that is not directed toward Seller’s failure to comply with the applicable pipeline tariff, provided further that Seller shall be excused from performance only so long as and to the extent that it is unable to reschedule transportation volumes on the unaffected pipelines at no additional cost to Seller; or (viii) failures of contractors, suppliers or vendors (other than fuel suppliers or transporters), unless such failures are caused by an event which would be a Force Majeure Event, if experienced by a Party.

16.2              No Breach or Liability. Either Party shall be excused from performance of its obligations hereunder other than accrued payment obligations and shall not be construed to be in default in respect of such obligations to the extent that and for so long as failure to perform such obligations is due to a Force Majeure Event.

16.3              Capacity and Energy Payments. Buyer’s obligation to make Monthly Capacity Payments shall be excused pro rata to the extent that Seller’s obligations to honor Scheduling Instructions from Buyer are excused as a result of Force Majeure Event claimed by Seller; provided, however, that Seller may continue to receive such capacity and energy payments during a Force Majeure Event so long as it covers Buyer’s Scheduling Instructions in a manner consistent with Section 8.4. Seller must give Buyer written notice of its decision to cover within seven (7) Days of the declaration of the Force Majeure Event. To be valid, this notification shall include a written, irrevocable commitment by Seller to cover Buyer’s Scheduling Instructions for the duration of the Force Majeure Event.

16.4              Mitigation. Following the occurrence of a Force Majeure Event, the affected Party shall:

(i) give the other Party notice thereof, followed by written notice if the first notice is not written, as promptly as possible after such Party becomes aware of such Force Majeure Event, describing the particulars of such Force Majeure Event;

(ii) remedy its inability to perform as soon as reasonably practicable; provided, however, that this Section shall not require the settlement of any non-site specific strike, walkout, lockout or other general labor dispute on terms which, in the sole judgment of the Party involved in the dispute, are contrary to its interest; and

(iii) give the other Party written notice promptly after it determines when it is able to resume performance of its obligations under this Agreement.

16.5              Suspension of Performance. The suspension of performance due to a Force Majeure Event shall be of no greater scope and of no longer duration than is required by such Force Majeure Event. No Force Majeure Event shall extend this Agreement beyond its stated Term. If Seller’s ability to deliver Natural Gas to the Facility is restricted by a Force Majeure Event relating to a pipeline, the quantity of Natural Gas that Seller shall be excused from providing shall be calculated as follows:

[***] = the greater of:

(i) [***]

(ii) [***]

Where,

[***]

[***]

[***]

[***]

[***]

[***]

16.6              Extended Force Majeure Events.

16.6.1 If a Party has reason to believe that a Force Majeure Event which is preventing the other Party from performing its obligations hereunder will result in a suspension of such performance for a term of six (6) Months or longer (an “Extended Force Majeure Event”), that Party may request that the other Party submit a “Force Majeure Remedy Plan,”

*** Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

which the other Party shall submit to the requesting Party within thirty (30) Days of the request. If the Party claiming an excuse under this Article 16 has reason to believe that a Force Majeure Event is an Extended Force Majeure Event, it shall notify the other Party promptly and shall submit a Force Majeure Remedy Plan to the other Party within thirty (30) Days thereafter. The Force Majeure Remedy Plan shall set forth a course of repairs, improvements, changes to operations or other actions which should permit the affected Party to perform its obligations under this Agreement as soon as reasonably practicable.

16.6.2 While a Force Majeure Remedy Plan is in effect, the Party prevented from performing its obligations due to the Force Majeure Event shall provide Monthly status reports to the other Party notifying the other Party of the steps which have been taken to remedy the Force Majeure Event and the expected remaining duration of the Party’s inability to perform its obligations.

16.6.3 The Party not prevented from performing its obligations due to the Force Majeure Event may at any time terminate this Agreement effective upon ten (10) Days prior written notice if: (i) the affected Party fails to provide a Force Majeure Remedy Plan as provided for in this Section 16.6; (ii) the affected Party fails to carry out the Force Majeure Remedy Plan in a method reasonably designed to cause that Party to be able to perform its obligations hereunder; or (iii) the affected Party remains unable to perform its obligations hereunder twelve (12) Months following the submission of the Force Majeure Remedy Plan or fifteen (15) Months following notice of the Force Majeure Event pursuant to Section 16.4(i), whichever occurs first. Notwithstanding the foregoing, as long as Seller is able to respond to Scheduling Instructions Scheduling 280 MW or more, Buyer shall not have the right to terminate this Agreement as a result of an Extended Force Majeure Event claimed by Seller.

16.6.4 Upon termination of this Agreement as provided in Section 16.6.3, the Parties shall have no further liability or obligation to each other except for any obligation arising prior to the date of such termination.

ARTICLE 17

DEFAULT AND REMEDIES

17.1              Default by Seller. The occurrence of any of the following events shall constitute an Event of Default by Seller:

17.1.1 Any representation or warranty made by Seller herein or in any certificate delivered to Buyer pursuant hereto or by Seller Guarantor in the Seller Guaranty shall prove to be incorrect in any material respect when made, unless Seller shall promptly commence and diligently pursue action to cause such representation or warranty to become true in all material respects and does so within thirty (30) Days after notice thereof has been given to Seller by Buyer (unless such cure is not capable of being effected within such thirty (30) Day period in which case Seller shall have an additional thirty (30) Day period in which to perform such cure) and such cure removes any material adverse effect on Buyer of such representation or warranty having been incorrect.

17.1.2 A court having jurisdiction shall enter: (i) a decree or order for relief in respect of Seller in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law; or (ii) a decree or order adjudicating Seller bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Seller under any applicable Federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Seller or of any substantial part of its affairs.

17.1.3 Seller shall: (i) commence a voluntary case or proceeding under any-applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent; (ii) consent to the entry of a decree or order for relief in respect of Seller in any involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it; (iii) file any petition, answer or consent seeking reorganization or relief under any applicable Federal or state law; (iv) consent to the filing of any petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Seller or of any substantial part of its property; (v) make an assignment for the benefit of creditors; (vi) admit in writing its inability to generally pay its debts as they become due; or (vii) take any action in furtherance of any of the foregoing.

17.1.4 Seller fails to comply or cause compliance with the Seller Performance Security requirements of Section 7.1 or Seller Guarantor breaches any of its obligations under the Seller Guaranty.

17.1.5 Seller fails to perform or observe any material obligation of Seller under this Agreement, other than those obligations specifically addressed in Section 17.1, which failure materially and adversely affects the ability of Seller or Buyer to perform their respective obligations under this Agreement and continues for a period of thirty (30) Days after written notice thereof from Buyer unless such cure is not capable of being effected within such thirty (30) Day period, in which case Seller shall have an additional thirty (30) Day period in which to perform such cure.

17.1.6 A violation of the requirements of Article 19 through an assignment or transfer of this Agreement or an ownership interest in the Facility or a Change of Control Transaction.

17.1.7 Seller fails to pay Buyer any amount payable by Seller to Buyer (other than amounts in dispute that are not expressly required by this Agreement to be paid) pursuant to this Agreement for fifteen (15) Days after the same shall have become due and payable and Seller fails to cure such failure to pay within fifteen (15) Days after receipt of written demand therefore from Buyer.

17.1.8 Except for the circumstances addressed by Section 11.7.2, the Availability Percentage for any twelve (12) consecutive Months during which eight hundred (800) or more MWh are Scheduled is below sixty percent (60%); provided, however, that Seller may, within fifteen (15) Days after the end of such twelve (12) Month period, submit a cure plan that is reasonably expected to resolve the cause of the unsatisfactory Availability Percentage as soon as practicable, but in no event later than ninety (90) Days from the end of such twelve (12)-Month period. If Seller fails to submit such a cure plan in a timely manner or fails to diligently pursue implementation of the cure plan, or if the unsatisfactory Availability Percentage is not, in fact, cured by the end of the ninety (90) Day period, and remains uncured for twelve (12) consecutive Months, then Buyer shall have the right to declare an Event of Default. The cause of the unsatisfactory Availability Percentage shall be deemed cured if the average Monthly Availability Percentage determined prospectively are at least sixty percent (60%). For the purposes of this Section 17.1.8, the “Availability Percentage” shall mean the sum of the MW Scheduled and MW Delivered which sum is then divided by the MW Scheduled.

17.1.9 Except for the circumstances addressed by Section 11.7.2, the demonstrated capability of the Facility determined pursuant to a Performance Test at any time after the Commercial Operation Date is below two hundred and eighty (280) MW, and Seller fails to promptly commence and diligently pursue or cause others to pursue action to cure and which action cures such inadequate demonstrated capacity within thirty (30) Days (unless such cure is not capable of being effected within such thirty (30) Day period, in which case Seller shall have an additional thirty (30) Day period in which to cause such cure). Seller shall submit a plan for curing such inadequate demonstrated capability as soon as reasonably practicable, but in no event more than fifteen (15) Days after the Performance Test revealing such inadequate demonstrated capability. If Seller fails to deliver the cure plan within such fifteen (15) Day period or to cause implementation of the cure plan (including implementation of such actions as Buyer may reasonably request), Buyer shall have the right to declare an Event of Default.

17.1.10 Seller breaches its obligations under Sections 5.1.1 and 5.1.6 to the extent that the Facility is Available, and such breach continues for more than two (2) hours after Buyer provides Seller with written notice of such breach; provided, however, that, subject to Section 17.3.4, such a breach shall not be an Event of Default so long as (a) Seller believes in good faith that either the Facility is Unavailable or Seller is not obligated to comply with Buyer’s Schedule, and (b) Seller provides Buyer with prompt written notice of the Unavailability of the Facility or the reasons why Buyer’s Schedules do not comply with Section 13.1.

17.2              Default by Buyer. The occurrence of any of the following events shall constitute an Event of Default by Buyer:

17.2.1 Buyer fails to pay any amount payable by Buyer to Seller (other than amounts in dispute that are not expressly required by this Agreement to be paid) pursuant to this Agreement for fifteen (15) Days after the same shall have become due and payable and Buyer fails to cure such failure to pay within fifteen (15) Days after receipt of written demand therefor from Seller.

17.2.2 Buyer fails to perform or observe any material obligation of Buyer under this Agreement, other than those obligations included in this Section 17.2, which failure materially and adversely affects the ability of Seller or Buyer to perform their respective obligations under this Agreement and continues for a period of thirty (30) Days after written notice thereof from Seller (unless such cure is not capable of being effected within such thirty (30) Day period, in which case Buyer shall have an additional thirty (30) Day period in which to perform such cure.)

17.2.3 Any representation or warranty made by Buyer herein or in any certificate delivered to Seller pursuant hereto or by Buyer Guarantor (if applicable) in the Buyer Guaranty shall prove to be incorrect in any material respect when made, unless Buyer shall promptly commence and diligently pursue action to cause such representation or warranty to become true in all material respects and does so within thirty (30) Days after notice thereof has been given to Buyer by Seller (unless such cure is not capable of being effected within such thirty (30) Day period in which case Buyer shall have an additional thirty (30) Day period in which to perform such cure) and such cure removes any material adverse effect on Seller of such representation or warranty having been incorrect.

17.2.4      A court having jurisdiction shall enter: (i) a decree or order for relief in respect of Buyer in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law; or (ii) a decree or order adjudicating Buyer bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Buyer under any applicable Federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Buyer or of any substantial part of its affairs.

17.2.5 Buyer shall: (i) commence a voluntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent; (ii) consent to the entry of a decree or order for relief in respect of Buyer in any involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it; (iii) file any petition, answer or consent seeking reorganization or relief under any applicable Federal or state law; (iv) consent to the filing of any petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Buyer or of any substantial part of its property; (v) make an assignment for the benefit of creditors; (vi) admit in writing its inability to generally pay its debts as they become due; or (vii) take any action in furtherance of any of the foregoing.

17.2.6 Buyer fails to comply or cause compliance with the Buyer Performance Security requirements of Section 7.2 or Buyer Guarantor (if applicable) breaches any of its obligations under the Buyer Guaranty.

17.3 Remedies.

17.3.1 If an Event of Default occurs at any time during the Term, the non-defaulting Party (the “Non-Defaulting Party”) may, for so long as the Event of Default is continuing, subject to the provisions of Article 20, take one or more of the following actions: (i) establish a date (which date shall be between five (5) and ten (10) Business Days after the Non-Defaulting Party delivers written notice of such date to the Defaulting Party) on which this

Agreement shall terminate (the “Early Termination Date”), (ii) proceed by appropriate proceedings in accordance with this Agreement at law, in equity or otherwise, to protect and enforce its right to damages (actual or liquidated) or, where the Event of Default is one other than the failure to pay money, equitable relief, including specific performance, and (iii) immediately cease performance or withhold any payments, or both, due in respect of this Agreement.

17.3.2 If an Early Termination Date has been established, the Non-Defaulting Party shall in good faith calculate its Gains, Losses and Costs resulting from the termination of this Agreement, aggregate such Gains, Losses and Costs into a single net amount (the “Termination Payment”), and then notify the defaulting Party (the “Defaulting Party”). The Gains, Losses and Costs shall be determined by comparing the cost under this Agreement of the capacity and energy that would be available under this Agreement for the remainder of the Term had this Agreement not been terminated to the market price of capacity and energy of equivalent reliability and Scheduling flexibility for the remaining Term (had this Agreement not been terminated). To ascertain such market price, the Non-Defaulting Party may consider, among other evidence, the settlement prices of NYMEX energy futures contracts, quotations from leading dealers in energy and gas swap contracts, offers for replacement capacity and energy made by bona fide third-parties (including offers received by the Non-Defaulting Party in response to any request for proposals for capacity and energy contracts), all adjusted for the length of the remaining Term (had this Agreement not been terminated) and differences in locational basis, reliability, scheduling flexibility and any other considerations affecting value. Neither Party shall be required to enter into replacement transactions in order to determine the Termination Payment. If the Non-Defaulting Party’s aggregate Losses and Costs exceed its aggregate Gains, the Defaulting Party shall, unless it disagrees with such Termination Payment calculation, within fifteen (15) Business Days of receipt of such notice, pay the net amount to the Non-Defaulting Party, which amount shall bear interest at the Interest Rate from the Early Termination Date until paid. If the Non-Defaulting Party’s aggregate Gains exceed its aggregate Losses and Costs, if any, resulting from the termination of this Agreement, the Non-Defaulting Party may retain such Gains unless the Non-Defaulting Party disagrees with such Termination Payment calculation. If the Defaulting Party disagrees with the calculation of the Termination Payment, the issue shall be resolved pursuant to the provisions of Article 20 applicable to Termination Payment disputes, and the resulting Termination Payment shall be due and payable within three (3) Business Days after the award. As used in this Section 17.3.2: (i) ”Costs” shall mean, brokerage fees, commissions and other similar transaction costs and expenses reasonably incurred by such Party either in terminating any agreement which it has entered into to fulfill its obligations hereunder or entering into new agreements which replace this Agreement, and attorneys’ fees, if any, incurred in connection with enforcing its rights under this Agreement; (ii) ”Gains” shall mean, an amount equal to the economic benefit determined on a mark to market basis (exclusive of Costs), if any, to it resulting from the termination of its obligations with respect to this Agreement; and (iii) ”Losses” shall mean an amount equal to the economic loss determined on a mark to market basis (exclusive of Costs), if any, to it resulting from the termination of its obligations with respect to this Agreement.

17.3.3 Notwithstanding any other provision of this Agreement, if Buyer or Seller fails to pay to the other Party any amounts when due, the Aggrieved Party, in addition to any other rights and remedies under this Agreement, shall have the right to suspend performance, following five (5) Business Days written notice to the other Party, until such amounts plus interest at the Interest Rate have been paid. A Party’s right to damages or other relief from a breach commences as of the first Day of the breach and accrues thereafter until cured, without regard to whether such breach results in an Event of Default or termination, and following the expiration of any applicable cure period, each Party shall have all rights and remedies available at law and equity, all of which rights and remedies shall be cumulative and nonexclusive subject to and to the extent permitted by law and Section 17.5; provided, however, that no right to damages or other relief from a breach shall exist with respect to any breach that is cured within the applicable cure period.

17.3.4 If Seller sells energy to a third party during periods in which Seller believes in good faith that Seller was not obligated to comply with Buyer’s Schedules, and it is subsequently determined that Seller was, in fact, obligated to meet such Schedules, Seller shall reimburse Buyer for the Incremental Replacement Costs incurred by Buyer in replacing any Scheduled energy that Seller failed to deliver.

17.4              Rights of Specific Performance. In the case of an Event of Default, the Parties recognize that any remedy at law may be inadequate because the actual damages of the Non-Defaulting Party may exceed the amount of any guaranty or other collateral available to the Non-Defaulting Party. The Parties agree that in such an event, the Non-Defaulting Party shall be entitled to pursue an action for specific performance and the defaulting Party waives all of its rights to assert as a defense to such action that the Non-Defaulting Party’s remedy at law is adequate. In addition, in the event of Seller’s failure to comply with the requirements of Section 11.1.1, the Parties recognize and agree that if the interests of Buyer are harmed as a result of such noncompliance, Buyer’s remedy at law will be inadequate and Buyer shall be entitled to pursue an action for specific performance, in which case, Seller waives all of its rights to assert as a defense to such action for specific performance that Buyer’s remedy at law is adequate.

17.5 Limitation of Remedies, Liability and Damages. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY HEREIN PROVIDED, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, AND EXCEPT FOR THE PAYMENT OF LIQUIDATED DAMAGES, REPLACEMENT COSTS OR INCREMENTAL REPLACEMENT COSTS SPECIFIED HEREIN, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY

PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE LIQUIDATED DAMAGES DO NOT CONSTITUTE A PENALTY AND ARE A REASONABLE APPROXIMATION OF THE HARM OR LOSS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL BUYER’S LIABILITY TO SELLER FOR A TERMINATION PAYMENT UNDER THIS AGREEMENT EXCEED AN AMOUNT EQUAL TO THE SUM OF ANY AMOUNTS THEN OWED BY BUYER HEREUNDER PLUS THE TOTAL OF ALL REMAINING MONTHLY CAPACITY PAYMENTS FOLLOWING TERMINATION THAT WOULD HAVE BEEN PAYABLE TO SELLER UNDER THIS AGREEMENT HAD THE AGREEMENT REMAINED IN EFFECT THROUGH THE END OF THE TERM.

17.6 Duty to Mitigate. Notwithstanding any other provision of this Agreement, each Party has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party’s performance or non-performance.

ARTICLE 18

CHANGE OF LAW

18.1              Change of Law.

18.1.1 A “Change of Law” means a change in a Legal Requirement constituting a new environmental or tax law or regulation or a new interpretation of such law or regulation, which change is enacted after the execution date of this Agreement and that is generally applicable to facilities that are similar to and similarly situated as the Facility. The provisions of Sections 18.1.3 and 18.1.4 shall not apply to a Change of Law that has been reflected in Buyer’s capacity and/or energy payments through the previous operation of those sections.

18.1.2 The Parties acknowledge that, except as provided in Sections 18.1.3 and 18.1.4, the capacity and energy payments made by Buyer shall not be altered as a result of a Change of Law that causes either Party to incur additional costs or realize savings in carrying out its obligations under this Agreement.

18.1.3 If a Change of Law (or cumulative Changes of Law) in the aggregate causes Seller to incur additional costs that are projected to increase Seller’s annual costs of carrying out its obligations under this Agreement above [***] (the “Threshold Amount”) per year, such additional costs in excess of the Threshold Amount may be passed through to Buyer; provided, however, that such Threshold Amount shall be increased to [***] in any case where a Change of Law affects the cost of electric generation at the Facility but not at other facilities similar to and similarly situated as the Facility. Seller shall notify Buyer of the Change of Law and the Seller’s proposed increase in capacity or energy payments under this Agreement. For purposes of calculating the annual cost increase associated with capitalized additions or modifications to the Facility (determined in accordance with generally accepted accounting principles), the Parties will at that time establish an appropriate levelized fixed charge rate (incorporating an after-tax return of [***] for application to the original capital cost of such additions or modifications. This calculation will represent the total cost associated

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with the identified addition or modification, including depreciation, carrying costs, and any other cost or expense item related to capital investments. Upon receipt of such notice, Buyer will within thirty (30) Days make a good faith determination whether Seller’s proposed price increase results from a Change of Law as specified in this Agreement. In the event Buyer concurs that the proposed price increase results from a Change of Law, the proposed increased rates will take effect consistent with the timing of the additional cost incurrence (but in no event earlier than the end of the thirty (30) Day period). If Buyer disagrees with Seller’s determination, such disagreement shall be resolved pursuant to the provisions of Article 20 applicable to Change of Law disputes. The results of any such dispute resolution procedures shall be retroactively applied (with interest at the Interest Rate) to reflect any such increase in Seller’s costs.

18.1.4 If a Change of Law (or cumulative Changes of Law) in the aggregate causes Seller to incur a reduction in costs that are projected to decrease Seller’s annual costs of carrying out its obligations under this Agreement by more than [***] per year, such reduction in excess of such amount will be passed through to Buyer. Buyer may notify Seller of the Change of Law and Buyer’s proposed decrease in capacity or energy payments under this Agreement. Upon receipt of such notice, Seller will within thirty (30) Days make a good faith determination whether Buyer’s proposed price decrease results from a Change of Law as specified in this Agreement. In the event that Seller concurs that the proposed price decrease results from a Change of Law, the proposed decreased rates will take effect consistent with the timing of the additional cost reduction (but in no event earlier than the end of the thirty (30) Day period). If Seller disagrees with Buyer’s determination, such disagreement shall be resolved pursuant to the provisions of Article 20 applicable to Change of Law disputes. The result of any such dispute resolution procedures shall

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be retroactively applied (with interest at the Interest Rate) to reflect any such reduction in Seller’s costs.

18.1.5 Under no circumstances can Buyer’s determination regarding the applicability of the Change of Law provision to a proposed price increase or Seller’s determination regarding the applicability of the Change of Law provision to a proposed price decrease constitute an Event of Default under Article 17 of this Agreement.

18.2              NOX Emissions. Buyer shall supply Seller with the actual number of allowances required by any Governmental Authority or Consent for emission of nitrogen oxides (“NOX Allowances”) for energy purchased from Seller and delivered from the Facility pursuant to this Agreement, subject to the following limitations:

(i)                         Seller shall be first required to use, at no cost to Buyer, all NOX Allowances Seller or other Persons are granted with respect to the Facility through any type of state or Federal set-aside program during the Term; and

(ii)                      Buyer shall not be required to provide NOX Allowances that are needed due to the Facility exceeding a NOX emission rate of 0.011 lbs/MMBtu.

18.3              No Dedication. No undertaking by Seller under this Agreement is intended to constitute the dedication of the Facility or any part thereof to the public or affect the status of Seller as an independent entity and not a public utility or public service company.

ARTICLE 19

ASSIGNMENT AND TRANSFERS OF INTERESTS

19.1              Assignment and Assumption of Obligations. A Party may assign this Agreement or any portion thereof only with the prior written consent of the other Party. An assignment hereunder shall relieve the assignor of its obligations under this Agreement as provided in Section 19.4.2.

19.2              Relationship Between Seller and Duke Capital Corporation. Buyer’s prior written consent shall be required for any Change of Control Transaction with respect to Seller if (i) immediately prior to such Change of Control Transaction, Seller was an Affiliate of Duke Capital Corporation, and (ii) immediately after such Change of Control Transaction, Seller will not be an Affiliate of Duke Capital Corporation.

19.3              Restrictions on Transfer of Facility. Seller acknowledges that, pursuant to the Output Agreement, it has the right, during the Term, to consent to certain assignments or transfers of interests in the Facility and to certain Change of Control Transactions involving the Facility Owner. Seller agrees that, without the prior written consent of Buyer, there will be no (a) assignment or transfer of any interest in the Facility during the Term, or (b) Change of Control Transaction with respect to any Facility Owner during the Term; provided, however that Buyer’s consent will not be required if (i) no Default or Event of Default would exist immediately after such assignment, transfer or Change of Control Transaction, (ii) immediately after such assignment, transfer or Change of Control Transaction at least a fifty percent (50%) interest in the Facility is owned directly or indirectly by a Qualified Entity, and (iii) Seller continues to be legally entitled to dispose of the entire electrical output of the Facility throughout the Term either pursuant to the Output Agreement or on terms no less favorable to Buyer than the terms of the Output Agreement.

19.4              General Requirements.

19.4.1 Any consent required by Sections 19.1, 19.2 or 19.3 shall not be unreasonably withheld, conditioned or delayed, and the Parties agree that it shall be unreasonable to withhold or condition any consent to an assignment, or Change of Control Transaction pursuant to Section 19.1 or 19.2 if (i) such assignment, transfer or Change of Control Transaction does not have a Material Adverse Effect on the Party whose consent is required, (ii) no Default or Event of Default would exist immediately after such assignment, transfer or Change of Control Transaction, and (iii) immediately after such assignment, transfer or Change of Control Transaction, Seller is legally entitled to dispose of the entire electrical output of the Facility throughout the Term either pursuant to the Output Agreement or on terms no less favorable to Buyer than the terms of the Output Agreement. A Party requesting any such consent shall provide the other Party with a written request therefore containing relevant information concerning any assignment of this Agreement, assignment or transfer of an interest in the Facility, or Change of Control Transaction for which consent is required pursuant to Sections 19.1, 19.2 and/or 19.3. If the Party whose consent is requested determines not to grant any requested consent it shall, within fifteen (15) Days after of the receipt of a written request therefore, provide the requesting Party with a written explanation for the reasons for such denial, including, if applicable, a detailed explanation as to why the assignment, transfer or Change of Control Transaction will cause a Material Adverse Effect on such Party, and in the absence of any such notice, the requested consent shall be deemed to have been granted.

19.4.2 An assignor of this Agreement shall be entitled to a written release from any and all liability hereunder provided (i) such assignor requests such release in writing, (ii) the assignee assumes all of the assignor’s obligations and liability under this Agreement, and (iii) any consent required pursuant to Section 19.1 has been granted. Notwithstanding the foregoing, nothing contained in this Section 19.4.2 shall prohibit a Party whose consent is required pursuant to this Article 19 but who is entitled to deny such consent, from conditioning such consent on the assignor retaining all or any part of its liability under this Agreement.

ARTICLE 20

DISPUTE RESOLUTION

20.1              Notice. Either Party (“Aggrieved Party”) shall have the right to give notice to the other Party (“Noticed Party”) that the Noticed Party is not performing in accordance with the terms and conditions of this Agreement. Such notice shall describe with specificity the basis for the Aggrieved Party’s belief and may describe the recommended options to correct the failure.

20.2              Dispute Resolution, Arbitration.

20.2.1 Except as otherwise provided in Section 17.5, any dispute or claims arising under this Agreement that cannot be resolved by the Parties through negotiation by the Parties’ managers shall be referred to senior executives (president or a vice president) of the Parties for resolution, which executives shall have the authority to decide or resolve the matter in dispute. The senior executives shall attempt to meet and resolve the dispute within thirty (30) Days.

20.2.2 If the Parties are unable to resolve a dispute as provided in Section 20.2.1, (a) the Parties agree to arbitrate those disputes described in the Subsections 20.2.2.1 and 20.2.2.2 using the procedures provided in such subsections, and (b) in the case of any dispute that is not described in the Subsections 20.2.2.1 or 20.2.2.2, either Party may pursue its rights and remedies available under other provisions of this Agreement.

20.2.2.1                                If the dispute is with respect to the results of a Performance

Test (Section 10.3), the development of Maintenance Schedules (Section 11.2.1), or the return-to-service date in any Seller repair plan submitted to Buyer pursuant to Section 11.7.2, the Parties shall attempt to agree upon the selection of an independent third party expert to make a determination concerning such dispute. If the Parties are unable to mutually agree on the selection of an expert within fifteen (15) Days (following the expiration of the Section 20.2.1 thirty (30)-Day period), then the Party asserting the dispute shall provide a list of five (5) qualified experts (none of which shall have performed, or been employed by a firm that has provided, services for the Party proposing the list within the last ten (10) years) to the other Party and such other Party shall select one expert from such list, which expert shall not have performed, or been employed by a firm that has provided, services for such other Party within the last ten (10) years. Within fifteen (15) Days of the selection of the expert, the parties shall file with the expert written positions (with supporting documentation) concerning the dispute. The expert may request additional filings and shall render a decision within fifteen (15) Days of receipt of all filings. In the case of a dispute concerning a Performance Test, the independent expert’s determination shall be applied to establish the Tested Reliable Capacity as if no dispute had arisen and all capacity billing under Section 5.2 shall (if necessary and as soon as practicable) be adjusted retroactively (with interest at the Interest Rate) to reflect Designated Capacity equal to such expert’s determination. Seller may, however, nominate a different amount of Designated Capacity for prospective application consistent with other provisions of this Agreement. In the case of any dispute resolved under this Section 20.2.2.1, if the independent expert adopts the position of one of the Parties, then the other Party shall pay the fees and expenses of such expert. Otherwise, these fees and expenses will be shared equally by the Parties.

20.2.2.2                                If the dispute concerns the application of Section 13.2 or Article 18, or the calculation of a Termination Payment pursuant to Section 17.3.2, or a billing dispute under Section 6.2.2, then the Parties agree to arbitrate such dispute in accordance with the following procedures:

20.2.2.2.1                        At the request of either Party upon written notice to the other Party (a “Demand”), the dispute shall be finally settled by binding arbitration before a single arbitrator in accordance with the Expedited Procedures of the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as modified herein. The Demand must include statements of the facts and circumstances surrounding the dispute, the legal obligation breached by the other Party, the amount in controversy and the requested relief accompanied by all relevant documents supporting the Demand.

20.2.2.2.2                        Arbitration shall be held in Atlanta, Georgia. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1 et seq.

20.2.2.2.3                        Unless the Parties otherwise agree, the arbitrator selected shall have a reasonable degree of expertise in the subject matter of the dispute, shall not have provided services to either Party or any of their respective Affiliates within the last ten (10) years and shall be selected from a national panel of potential arbitrators.

20.2.2.2.4                        The award shall be in writing (stating the award and the reasons therefor) and shall be final and binding upon the Parties, and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accountings presented to the arbitrator. The arbitrator shall be authorized in his or her discretion to grant pre-award and post-award interest at commercial rates. Judgment upon any award may be entered in any court having jurisdiction. Each of the Parties hereby consents to service of process by registered mail at its address set forth herein and agrees that its consent to service of process by mail is made for the express benefit of the other Party.

20.2.2.2.5                        This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

20.2.2.2.6                        Unless otherwise ordered by the arbitrators, each Party shall bear its own costs and fees, including attorneys’ fees and expenses. The Parties expressly agree that the arbitrators shall have no power to consider or award any form of damages barred by Section 17.5, or any other multiple or enhanced damages, whether statutory or common law.

20.2.2.2.7                        With respect to the disputes covered by this Section 20.2.2.1 and 20.2.2.2, the Parties, to the fullest extent permitted by law, hereby irrevocably waive and exclude any rights of application or appeal or rights to state a special case for the opinion of the courts or any other recourse to the court system other than to enforce the Parties’ agreement to resolve disputes in accordance with Article 20.

20.2.2.2.8                        EACH PARTY UNDERSTANDS THAT IT WILL NOT BE ABLE TO BRING A LAWSUIT CONCERNING ANY DISPUTE THAT MAY ARISE WHICH IS COVERED BY THE ARBITRATION PROVISION.

20.2.3 WAIVER OF JURY TRIAL. EACH PARTY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BROUGHT PURSUANT TO OR IN RESPECT OF THIS AGREEMENT.

ARTICLE 21

MISCELLANEOUS PROVISIONS

21.1              Amendments. This Agreement may be amended only by a written instrument duly executed by authorized representatives of Buyer and Seller.

21.2              Binding Effect. This Agreement and any extension shall inure to the benefit of and shall be binding upon the Parties and their respective permitted successors and assigns.

21.3              Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute a single instrument.

21.4              Notices. Unless otherwise specified, where notice is requited by this Agreement, such notice shall be in writing and shall be deemed given: (i) upon receipt, when mailed by United States registered or certified mail, postage prepaid, return receipt requested; (ii) upon the next Business Day, when sent by overnight delivery, postage prepaid using a recognized courier service; or (iii) upon receipt, when sent by facsimile transmission, provided receipt of such facsimile transmission is confirmed before 5:00 P.M. CPT by facsimile transmission or otherwise in writing. In all instances, notice to the respective Parties should be directed as follows:

To Seller:

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with a copy to:

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To Buyer:

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with a copy to:

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or to such other addressees as may later be designated by the Parties.

21.5              Entire Agreement. This Agreement (including the attached Appendices A through H, inclusive) constitutes the entire understanding between the Parties and supersedes any previous agreements between the Parties. The Parties have entered into this Agreement in reliance upon the representations and mutual undertakings contained herein and not in reliance upon any oral or written representations or information provided by one Party to the other Party not contained or incorporated herein.

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21.6              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

21.7              Waiver. The failure of either Party to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other Party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions, or in any way to affect the validity of this Agreement or any part hereof or the right of such Party hereafter to enforce every such provision. No modification or waiver of all or any part of this Agreement shall be valid unless it is reduced to a writing, signed by both Parties, that expressly states that the Parties agree to a waiver or modification, as applicable.

21.8              Headings. The headings contained in this Agreement are used solely for convenience and do not constitute a part of the Agreement between the Parties, nor should they be used to aid in any manner in the construction of this Agreement.

21.9              Third Parties. This Agreement is intended solely for the benefit of the Parties hereto. Nothing in this Agreement shall be construed to create any liability for any person not a Party to this Agreement.

21.10        Agency. This Agreement shall not be interpreted or construed to create an association, joint venture, or partnership between the Parties or to impose any partnership obligation or liability upon either Party. Neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of, or to otherwise bind, the other Party.

21.11        Severability. If any term or provision of this Agreement or the application thereof to any person, entity, or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, entities or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

21.12        Negotiated Agreement. This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one Party or the other as a result of the preparation, substitution or other event of negotiation, drafting or execution hereof.

21.13        Confidentiality.

21.13.1 The Parties acknowledge that portions of this Agreement contain Confidential Information and may require the Parties to disclose additional Confidential Information to one another. Each Party agrees that: (i) for a period of five (5) years from the date hereof for Confidential Information contained in this Agreement; and (ii) for a period of five (5) years from the date of disclosure for additional Confidential Information disclosed during the Term, it will not, without the written consent of the other Party or as otherwise provided herein, disclose to any third party (other than to Affiliates of the disclosing Party or consultants and advisors to such Affiliates and the disclosing Party who need to know such information in connection with the performance of their duties or services for such Affiliates or the disclosing Party), such portions of this Agreement, or the terms or provisions hereof, or any additional Confidential Information disclosed pursuant to such Party’s performance of this Agreement and identified as Confidential Information at the time of such disclosure, except to the extent that disclosure to a third party is required by law, or by a court or by an administrative agency having jurisdiction over the disclosing Party.

21.13.2 The Parties agree to seek confidential treatment of the Confidential Information in this Agreement from the GPSC, but acknowledge that certain terms, conditions and provisions of this Agreement will need to be disclosed in connection with the application for a Certificate of Public Convenience and Necessity. No assurance or commitment is made regarding the ability of Buyer to obtain the requested confidential treatment in that proceeding or otherwise.

21.13.3 The Parties agree to seek confidential treatment of the Confidential Information in this Agreement from FERC, but acknowledge that certain Confidential Information may be made publicly available by FERC.

21.13.4 Any public statement by a Party hereto concerning the transaction described herein shall be reviewed and agreed upon by the Parties before release, which agreement shall not be unreasonably withheld, conditioned or delayed.

[The next page is the signature page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed under seal by their duly authorized officers, as of the date first above written.

GEORGIA POWER COMPANY		DUKE ENERGY SOUTHEAST MARKETING, LLC

By:	/s/ Jeffrey L. Wallace	By:	/s/ F. Mitchell Davidson
Name:	Jeffrey L. Wallace	Name:	F. Mitchell Davidson
Title:	Vice President	Title:	Vice President
Attest:	/s/ Janice D. Wolfe	Attest:	/s/ Patricia H. Jones
Title:	Corporate Secretary	Title:	Assistant Secretary

[SEAL]		[SEAL]